                       CONSUMER CREDIT CARD PROGRAM AGREEMENT

                                    BY AND AMONG

                             SELECT COMFORT CORPORATION
                         SELECT COMPORT RETAIL CORPORATION
                         SELECT COMFORT DIRECT CORPORATION
                           SELECT COMFORT SC CORPORATION

                                        AND

                        MONOGRAM CREDIT CARD BANK OF GEORGIA



                                    DATED AS OF
                                    MAY 22, 1997


[Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 406 under the Securities Act of 1933, as amended. A copy of this Exhibit with the portions intact has been filed separately with the Securities and Exchange Commission]

                              TABLE OF CONTENTS

                                                                          Page
                                                                          ----
ARTICLE I DEFINITIONS                                                       1

     Section    1.01     Certain Defined Terms                              1
     Section    1.02     Miscellaneous                                     10

ARTICLE II ESTABLISHMENT OF PROGRAM                                        11

     Section    2.01     Commencement of Program; Retailers to honor
                           Credit Cards                                    11
     Section    2.02     Bank to Extend Credit                             11
     Section    2.03     Promotion of Program                              13

ARTICLE III ADMINISTRATION OF PROGRAM                                      14

     Section    3.01     Preparation of Documents                          14
     Section    3.02     Account Administration; Credit Criteria           15
     Section    3.03     Ownership of Accounts                             15
     Section    3.04     Insurance Solicitation of Accounts                15
     Section    3.05     Value-Added Solicitation of Accounts              16
     Section    3.06     Use of Cardholder List                            17
     Section    3.07     In-Store Payments; Payments at Bank
                           Locations                                       18
     Section    3.08     Inserts; Statement Messages                       18

ARTICLE IV OPERATING PROCEDURES                                            19

     Section    4.01     General                                           19
     Section    4.02     New Cardholder Account Establishment
                           Procedures                                      19
     Section    4.03     Purchase Authorization Procedures                 20

ARTICLE V SETTLEMENTS, SERVICE FEES AND ADJUSTMENTS                        20

     Section    5.01     Settlement Procedures                             20
     Section    5.02     Other Adjustments                                 21

     Section    5.03     Payment Terms and Rights of Set Off and
                           Recoupment                                      22

ARTICLE VI CREDIT TERMS; RESERVES; LOSSES ON ACCOUNTS; SECURITY            22

     Section    6.01     Credit Terms                                      22
     Section    6.02     Promotion Reserve                                 23
     Section    6.03     Liquidation Reserve                               24
     Section    6.04     Return Reserve                                    26
     Section    6.05     Losses on Accounts                                28
     Section    6.06     Grant of Security Interest;
                           Precautionary Filing                            29
     Section    6.07     Returns of Merchandise                            30
     Section    6.08     Limited Guarantee                                 30

ARTICLE VII CHARGEBACK                                                     31

     Section    7.01     Bank's Right to Chargeback                        31
     Section    7.02     Limitation of Chargeback                          31
     Section    7.03     Exercise of Chargeback                            32

ARTICLE VIII WARRANTIES AND COVENANTS OF RETAILER                          32

     Section    8.01     Presentment Warranties                            32
     Section    8.02     Account Covenants                                 33
     Section    8.03     General Representations and Warranties            34
     Section    8.04     Additional Affirmative Covenants of Retailer      36
     Section    8.05     Additional Negative Covenants of Retailer         37

ARTICLE IX WARRANTIES OF BANK                                              38

     Section    9.01     Representations and Warranties of Bank            38

ARTICLE X EVENTS OF DEFAULT; RIGHTS AND REMEDIES                           39

     Section   10.01     Events of Default                                 39
     Section   10.02     Remedies                                          41

ARTICLE XI TERM/TERMINATION                                                42

     Section   11.01     Commitment Period                                 42
     Section   11.02     Termination                                       42
     Section   11.03     Purchase of Accounts by Retailers Upon
                           Termination                                     43

     Section   11.04     Termination for Force Majeure                     45
     Section   11.05     Liquidation of Accounts                           46

ARTICLE XII INDEMNIFICATION                                                47

     Section   12.01     Indemnification by Retailer                       47
     Section   12.02     Indemnification by Bank                           48
     Section   12.03     Payment of Indemnified Amounts                    49
     Section   12.04     Notice                                            49

ARTICLE XIII OTHER AGREEMENTS                                              50

     Section   13.01     Retailer Acquisitions; New Retailer
                           Subsidiaries                                    50
     Section   13.02     Retailer Primary Divestitures                     51
     Section   13.03     Retailer Secondary Divestitures                   52
     Section   13.04     Other Programs                                    54

ARTICLE XIV MISCELLANEOUS                                                  54

     Section   14.01     Assignability                                     54
     Section   14.02     Amendment                                         54
     Section   14.03     Non-Waiver                                        54
     Section   14.04     Severability                                      55
     Section   14.05     Governing Law                                     55
     Section   14.06     Captions                                          55
     Section   14.07     Use of Retailer Names and Marks                   55
     Section   14.08     Securitization/Participation                      55
     Section   14.09     Further Assurances                                56
     Section   14.10     Entire Agreement                                  56
     Section   14.11     Notices                                           56
     Section   14.12     Power of Attorney                                 56
     Section   14.13     Confidential Information                          57
     Section   14.14     No Partnership                                    57
     Section   14.15     Third Parties                                     57
     Section   14.16     Interpretation                                    58
     Section   14.17     Meetings of Parties                               58
     Section   14.18     Joint and Several Obligations                     58
     Section   14.19     Multiple Counterparts                             58

EXHIBITS
--------

Exhibit A - Operating Procedures

SCHEDULES
---------

Schedule  1 -  Initial Approved Credit-Based Promotions
Schedule  2 -  Legal Name/Principal Place of Business for Retailers
Schedule  3 -  Retailers' Names
Schedule  4 -  Notice Addresses

                       CONSUMER CREDIT CARD PROGRAM AGREEMENT

     This CONSUMER CREDIT CARD PROGRAM AGREEMENT (hereinafter the "Agreement") is made as of the 22nd day of May, 1997 by and among Monogram Credit Card Bank of Georgia, a Georgia banking corporation with its principal place of business at 7840 Roswell Road, Building 100, Suite 210, Atlanta, Georgia 30350 (together with its successors, assigns and transferees, the "Bank") and Select Comfort Corporation, Select Comfort Retail Corporation, Select Comfort Direct Corporation, and Select Comfort SC Corporation, each a Minnesota corporation and each having its principal place of business at 6105 Trenton Lane North, Minneapolis, Minnesota 55442 (jointly and severally, the "Retailers").

                                 W I T N E S S E T H

     WHEREAS, Bank has established programs to extend customized revolving credit to qualified customers for the purchase of goods and services from various merchants for personal, family or household purposes;

     WHEREAS, Retailers are engaged, among other activities, in the retail sale of consumer goods and services and desire to create a customized revolving credit card program, as more particularly set forth herein;

     WHEREAS, Retailers have requested that Bank extend credit to qualified customers of Retailers for the purchase of certain goods and services; and

     WHEREAS, subject to the terms and conditions of this Agreement, Bank has agreed to provide Retailers with such a program for credit extension;

     NOW, THEREFORE, in consideration of the terms, conditions and mutual covenants contained herein, and for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Bank and Retailers agree as follows:

                                     ARTICLE I
                                    DEFINITIONS


     SECTION 1.01 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

     "ACCOUNT" means and includes the following: (i) any open-end revolving Credit Card Agreement, whether now existing or hereafter created between a Cardholder and Bank under the Program, pursuant to which such Cardholder may finance Purchases on credit pursuant to the terms of such Credit Card Agreement, together with any modifications or amendments which now or hereafter may be made to such Credit Card Agreement; (ii) any and all Account Documentation; (iii) all of the accounts, accounts receivable, Indebtedness, other receivables, contract rights, choses in action, general intangibles, chattel paper, instruments, documents and notes, Program Documents and contract rights related to, comprising, securing or evidencing the obligation, or the receivables arising from or under any Credit Card Agreement or any other Account Documentation and all proceeds of all of the foregoing, (iv) any and all rights as to any goods or other property which is represented thereby or is security or collateral therefor;
(v) all guarantees, claims, security interests, or other security held by or granted to Bank to secure payment by any person with respect thereto; (vi) proceeds relating to Insurance Programs and Value-Added Programs; and (vii) any and all other rights, remedies, benefits, interests and titles, both legal and equitable, to which Bank may now or at anytime hereafter be entitled in respect of the foregoing.

     "ACCOUNT DOCUMENTATION" means with respect to an Account, any and all documentation relating to such Account, including without limitation, Program Documents, Credit Cards, Credit Card Applications, Credit Card Agreements, Charge Transaction Data, Charge Slips, Credit Slips, checks and stubs, credit bureau reports, adverse action information, change of terms notices, correspondence, memoranda, documents, instruments, certificates, agreements, invoices, and any other written information relating to such Account, in each case including any and all amendments or modifications thereto, and in each case, however stored or kept, PROVIDED, HOWEVER, that "Account Documentation" shall not include materials used for advertising or solicitations including, without limitation, advertising or solicitations of credit-based promotions.

     "ACTIVE ACCOUNT" means, for any Billing Period, any Account other than an Defaulted Account, which at any time during such Billing Period had a debit or credit balance.

     "AFFILIATE" means, with respect to any person, each person that controls, is controlled by or is under common control with such person. For the purpose of this definition, "control" of a person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

     "ANNUAL LOSS RATE" shall have the meaning given to such term in Section
6.05 hereof.

     "ANNUAL LOSS SHARE" shall have the meaning given to such term in Section
6.05 hereof.

     "APPROVED CREDIT-BASED PROMOTIONS" means until the first anniversary of the Program Commencement Date, the promotional credit and billing terms and such other credit-based promotions as are described on the attached Schedule 1 and at all times after the Program Commencement Date, such other promotional credit and billing terms and such other credit-based promotions as may be agreed to from time to time in writing by Bank and Retailers.

     "AVERAGE NET RECEIVABLES" means, for any Billing Period, the sum of the aggregate Indebtedness for all Accounts (other than Defaulted Accounts) for each day during such period divided by the number of days in such period.

     "BANK" means Monogram Credit Card Bank of Georgia and its permitted successors, transferees and assigns.

     "BANK TERMINATION EVENT" means any of the following events: (i) Bank shall fail to pay any amount when due hereunder and the same shall remain unpaid for a period of fifteen (15) days after the Retailers, acting collectively, shall have made written demand therefor PROVIDED, HOWEVER, that the failure to make a payment due hereunder shall not constitute a "Bank Termination Event" if the amount which Bank has failed to pay is less than XXXXXXXXX Dollars ($XXXXX) and Bank, acting in good faith, has delivered a written notice to Retailers contesting its obligation to make such payment; (ii) Bank shall materially fail or neglect to perform, keep, or observe any other term, provision, condition, or covenant contained in this Agreement that is required to be performed, kept, or observed by it, and such failure or neglect shall continue for a period of thirty (30) days after Retailers, acting collectively, shall have given written notice thereof; (iii) any representation, warranty or statement, made, delivered or deemed made by Bank hereunder shall prove not to have been true and correct in all material respects as of the date when made, delivered or deemed made and such failure to be true and correct has a material adverse effect on Bank's ability to perform its obligations hereunder; (iv) Bank shall assign its rights and obligations hereunder to General Electric Capital Corporation and Retailers, acting collectively, shall notify Bank of their election to characterize such assignment as a "Bank Termination Event" under this Agreement within thirty (30) days of the date on which any Retailer is first notified of such assignment; or
(v) Bank (A) shall no longer be Solvent; (B) shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally; (C) shall make a general assignment for the benefit of its creditors; (D) shall institute or have instituted against it any proceeding seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, and, in the case of any proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or (E) shall take any corporate action to authorize any of the actions set forth above in this subclause (iv). [A portion of this section has been omitted pursuant to a request for confidential treatment under Rule 406 under the Securities Act of 1933, as amended. A copy of this section with the portion intact has been filed separately with the Securities and Exchange Commission]

     "BILLING PERIOD" means the elapsed time between the dates on which Bank elects to send billing statements in respect of Accounts, which time is usually between twenty-eight (28) and thirty-two (32) days in length.

     "BUSINESS DAY" means any day, except Saturday, Sunday, or a day on which banks are required or permitted to be closed in Georgia.

     "CARDHOLDER" means any natural person who has entered into a Credit Card Agreement with Bank or who is or may become obligated under or with respect to an Account.

     "CARDHOLDER LIST" has the meaning given to it in Section 3.06 hereof.

     "CHANGE OF CONTROL" has the meaning given to it in Section 10.01(f) hereof.

     "CHARGE SLIP" means a sales receipt, register receipt tape or other invoice or documentation, in each case evidencing a Purchase that gives rise to an Account.

     "CHARGE TRANSACTION DATA" means Account/Cardholder identification and transaction information with regard to each Purchase by a Cardholder on credit and each return of a Purchase for credit to the Account/Cardholder, which data will be transmitted by Retailers to Bank in accordance with the applicable Operating Procedures.

     "COMMERCIAL PAPER RATE" has the meaning given to it in Section 6.03(c) hereof.

     "COMMITMENT PERIOD" means the period commencing on the Program Commencement Date and ending on the termination or expiration date established pursuant to
Section 11.01 or 11.02 hereof.

     "CREDIT CARD" or "CARD" means the plastic card issued and owned by Bank under the Program exclusively for use with the Program which evidences a Cardholder's right to make Purchases under the Program.

     "CREDIT CARD AGREEMENT" means the open-end revolving credit agreement between Bank and each Cardholder pursuant to which such Cardholder may make Purchases on credit provided by Bank, together with any modifications or amendments which may be made to such agreement.

     "CREDIT CARD APPLICATION" means Bank's credit application form which must be completed by applicants who wish to become Cardholders and must be submitted to Bank for its review and approval.

     "CREDIT REVIEW POINT" means, except as adjusted pursuant to Section 2.02, Seventy-five Million Dollars ($75,000,000), or such other higher amount as Bank, in its sole discretion, shall from time to time specify to Retailers in writing.

     "CREDIT SLIP" means a sales credit receipt evidencing a return or exchange of Goods or an adjustment for Services rendered or not rendered by a Retailer to a Cardholder for credit on an Account.

     "DAILY RETENTION AMOUNT" shall have the meaning given to such term in
Section 5.01 hereof.

     "DEFAULT" means any event the occurrence of which, with the passage of time or the giving of notice or both, would constitute an Event of Default.

     "DEFAULTED ACCOUNT" means an Account which has been written off in accordance with Bank's write-off policies.

     "EVENT OF DEFAULT" shall have the meaning given to such term in Section
10.01 hereof.

     "FINAL LIQUIDATION DATE" shall mean the first date after the termination or expiration of the Commitment Period on which Bank no longer owns any Active Accounts.

     "FULLY-FUNDED DATE" means the first Settlement Date on which the net amount credited to the Return Reserve is equal to or greater than the product of (i) the then applicable Return Percentage and (ii) an amount equal to the total amount of all Purchases on Accounts made by Cardholders and identified in Charge Transaction Data received during the immediately preceding three (3) Billing Periods.

     "GOODS" and/or "SERVICES", separately or cumulatively, means (i) all merchandise and services, respectively, which may be purchased by a Cardholder from a Retailer; (ii) all Value-Added Programs to the extent that the purchase thereof gives rise to an Account; and (iii) all Insurance Programs to the extent that the purchase thereof gives rise to an Account. Notwithstanding the foregoing to the contrary, neither "Goods" nor "Services" shall include extended warranties offered for sale by or through any Retailer.

     "INDEBTEDNESS" means any and all amounts owing from time to time with respect to an Account whether or not billed, including, without limitation, any unpaid balance, finance charges (inclusive of finance charges subject to possible reversals due to unexpired credit-based promotions), late charges, NSF fees, charges for Value-Added and Insurance Programs, and any other charges with respect to an Account.

     "IN-STORE PAYMENTS" means any payment on an Account made by a Cardholder (or by any person acting on behalf of a Cardholder) at a Retailer Location.

     "INSURANCE PROGRAM" means any program which may be offered through Bank pursuant to Section 3.04 under which Bank, any insurance company, or any other third party makes available insurance coverage to Cardholders.

     "LIQUIDATION RESERVE" means the record created on the books of the Bank in accordance with Section 6.03 hereof.

     "LIQUIDATION RESERVE FACTOR" means a factor which shall be established and modified by Bank in its sole discretion from time to time PROVIDED, HOWEVER, that in no event may such factor exceed .03 and PROVIDED FURTHER, that Bank may not make changes to the Liquidation Reserve Factor unless and until Retailers shall have requested in writing that Bank, in the exercise of its sole discretion, make adjustments to the credit standards applicable to requests for extension of credit to Cardholders. The "Liquidation Reserve Factor" shall be based, from time to time upon Bank's then-applicable credit standards for requests for extension of credit to Cardholders (the "Applicable Credit Standards"). The "Liquidation Reserve Factor" shall be set as Bank's good faith estimate of the amount by which the Annual Loss Rate would exceed .05 had the Bank approved requests for extensions of credit to Cardholders at all times since the Program
Commencement Date in accordance with the Applicable Credit Standards. Initially, the Liquidation Reserve Factor shall be zero (0).

     "LOSSES" shall have the meaning given to such term in Section 12.01 hereof.

     "MARKETING FUND" shall have the meaning given to such term in Section 2.03(c).

     "MONTHLY LOSS RATE" shall have the meaning given to such term in Section 6.05.

     "MONTHLY PROMOTIONAL PAYMENT" means an amount equal to the sum of (i) an amount equal to the accrued but unpaid finance charges in respect of each Account subject to an "After-the-Fact Free" (as such phrase is defined in Schedule 1 hereto) Approved Credit-based Promotion where the Cardholder (A) has paid the total cash price thereof prior to the expiration of the applicable promotional period and during the immediately preceding Billing Period; or (B) has returned Goods to a Retailer for credit prior to the expiration of the promotional period and during the immediately preceding Billing Period; and (ii) an amount equal to ninety-two percent (92%) of the applicable APR which would have accrued in respect of each Account subject to an "Interest Free" or "Equal Pay" (as such phrases are defined in Schedule 1 hereto) Approved Credit-based Promotion during the immediately preceding Billing Period had such Account not been subject to such Approved Credit-based Promotion.

     "NET RECOVERIES" shall have the meaning given to such term in Section 6.05.

     "NEW RETAILER" means any person engaged in the operation of retail stores or the making of direct sales in the United States, together with any other person directly or indirectly controlled by such person and any franchisees of such person using such person's name, logo, trademarks and service marks or similar proprietary designations.

     "OPERATING PROCEDURES" means the instructions and procedures to be followed by Retailers in connection with the Program, a copy of which is set forth as Exhibit A hereto, as such instructions and procedures may be amended from time to time.

     "PRIMARY DIVESTITURE DATE" shall have the meaning given to such term in
Section 13.02 (a).

     "POSTAGE BASE RATE" means Thirty-two Cents ($.32).

     "PROGRAM COMMENCEMENT DATE" means May 27, 1997.

     "PROGRAM" means the credit card program established by Bank pursuant to this Agreement and made available to qualified customers of Retailers to make Purchases. The term "Program" includes the extension of credit by Bank to Cardholders, billings, collections, accounting between the parties, and all aspects of the customized revolving credit plan contemplated herein.

     "PROGRAM DOCUMENTS" has the meaning given to it in Section 3.01 hereof.

     "PROMOTION RESERVE" means the record created on the books of the Bank in accordance with Section 6.02 hereof.

     "PROMOTION RESERVE HOLDBACKS" means (i) with respect to the Approved Credit-based Promotions identified on Schedule 1 hereto, (A) for the period commencing on the Program Commencement Date and ending on the first anniversary thereof, the promotion reserve holdbacks identified on Schedule 1 and (B) for the period after the first anniversary of the Program Commencement Date, program reserve holdbacks established by Bank in its sole discretion as Bank's good faith estimate of the amounts needed to be held back from remittances otherwise to be made by Bank under Section 5.01(b) in order that the amounts in the Promotion Reserve will be sufficient to pay the applicable Monthly Promotion Payment on each Settlement Date and (ii) with respect to all other Approved Credit-based Promotions, the promotion reserve holdbacks agreed to by all parties hereto at the time such promotions are approved.

     "PROMOTIONAL RESERVE REQUIRED BALANCE" shall mean, as of any date of determination, an amount to be established by Bank in its sole discretion as a good faith estimate of the sum of the Monthly Promotion Payments to be due on each Settlement Date after such date of determination.

     "PURCHASE(S)" means the purchase by a Cardholder of any of the Goods and/or Services which may be purchased from a Retailer at a Retailer Location.

     "RETAILER LOCATION(S)" means retail stores within the United States that are owned or operated by a Retailer. The definition of "Retailer Location(s)" shall also include the locations within the United States from which mail order sales and catalog sales of Goods and/or Services are made by a Retailer and from which telemarketing and other marketing of Goods and/or Services may be conducted by a Retailer.

     "RETAILER NAMES" has the meaning given to it in Section 14.07 hereof.

     "RETAILER PRIMARY DIVESTITURE" means the sale or other transfer for value by any Retailer, directly or indirectly, in one transaction or in a series of related transactions, of (i) all or substantially all of the assets, or fifty percent (50%) or more of the outstanding voting securities, of any other Retailer or (ii) Retailer Locations which during the 12-month period immediately prior to determination accounted for twenty-five percent (25%) or more of such Retailer's net sales proceeds from sales of Goods and Services.

     "RETAILER SECONDARY DIVESTITURE" means the sale or other transfer for value by any Retailer, directly or indirectly, in one transaction or in a series of related transactions, of one or more Retailer Locations, which sale or other transfer for value is not a Retailer Primary Divestiture.

     "RETAILERS' ANNUAL SHARE" has the meaning given to it in Section 6.05 hereof.

     "RETAILERS' MONTHLY SHARE" has the meaning given to it in Section 6.05 hereof.

     "RETENTION FACTOR" has the meaning given to it in Section 5.01 hereof.

     "RETURN PERCENTAGE" means the percentage of Goods sold on Account which are returned for credit to Retailers as determined from time to time by Bank. The "Return Percentage" shall be initially set at XXXXX percent (XX%) and shall be recalculated on the third Settlement Date after the Program Commencement Date and on every third Settlement Date thereafter. Each such recalculation shall determine the percentage of Goods sold on Account which were returned for credit to Retailer during the three (3) immediately preceding Billing Periods as of such Settlement Date. [A portion of this section hase been omitted pursuant to a request for confidential treatment under Rule 406 under the Securities Act of 1933, as amended. A copy of this section with the portion intact has been filed separately with the Securities and Exchange Commission]

     "RETURN RESERVE" means the record created on the books of the Bank in accordance with Section 6.04 hereof.

     "SECOND SOURCE PROGRAM" has the meaning given to it in Section 8.05(b) hereof.

     "SERVICE FEE PERCENTAGE" has the meaning given to it in Section 5.02 hereof.

     "SETTLEMENT DATE" means a date selected by Bank after each Billing Period which date shall be no more than fifteen (15) days after the last day of such Billing Period.

     "SOLVENT" means, as to any person, (a) that the present fair salable value of such person's assets is in excess of the total amount of its liabilities, (b) that such person is presently generally able to pay its debts as they become due, and (c) that such person does not have unreasonably small capital to carry on such person's business as theretofore operated and or the business in which such person is about to engage. The phrase "present fair salable value" of a person's assets is intended to mean that value which could be obtained if the assets were sold within a reasonable time in arm's-length transactions in an existing and not theoretical market.

     "TERMINATION NOTICE DATE" means the first date on which any party hereto shall deliver a notice of non-extension under Section 11.01 or a notice of termination under Section 11.02 to any other party hereto.

     "UCC" means the Uniform Commercial Code of Georgia as in effect from time to time.

     "UNPAID RETURNED GOODS" means any Goods that are returned to any Retailer if such return results in an obligation of the Retailer to make any payment to Bank under this Agreement (including, without limitation, any obligation to repurchase any Account created by the sale of such Goods) or gives Bank any right to reduce the amount of any payments which would otherwise have been made under Section 5.01 hereof; PROVIDED, HOWEVER, that such Goods shall cease to be "Unpaid Returned Goods" when Bank has received from the Retailers full payment of such obligation or has reduced a payment made under Section 5.01 in respect thereof.

     "VALUE-ADDED PROGRAM" means any products or services which may be offered by or through Bank to Cardholders pursuant to Section 3.05 that enhance the features of the Program or any Account including, without limiting the foregoing, credit card protection plans, legal services and auto clubs; PROVIDED, HOWEVER, that "Value-Added Programs" shall not include credit insurance or any other Insurance Program.

     SECTION 1.02 MISCELLANEOUS. As used herein, (i) all references to the plural number shall include the singular number (and vice versa); (ii) all references to the masculine gender shall include the feminine gender (and vice versa) and (iii) all references to "herein," "hereof," "hereunder," "hereinbelow," "hereinabove" or like words shall refer to this Agreement as a whole and not to any particular section, subsection or clause contained in this Agreement. References herein to any document including, without limitation, this Agreement shall be deemed a reference to such document as it now exists, and as from time to time hereafter the same may be amended. References herein to a "person" or "persons" shall be deemed to be references to an individual, corporation, limited liability company, partnership, trust, unincorporated association, joint venture, joint-stock company, or any other form of entity. All other undefined terms contained herein shall, unless the context indicates otherwise, have the meanings provided for by the UCC to the extent the same are used or defined therein.

                                     ARTICLE II
                              ESTABLISHMENT OF PROGRAM

     SECTION 2.01 COMMENCEMENT OF PROGRAM; RETAILERS TO HONOR CREDIT CARDS.

     (a) Pursuant to the terms and conditions of this Agreement, Retailers and Bank hereby establish the Program for the purpose of making open-end credit available during the Commitment Period (up to such credit limits as Bank may from time to time establish and modify) to qualified customers of Retailers for Purchases from Retailer Locations.

     (b) During the Commitment Period, with respect to each applicant under the Program who qualifies for credit under the standards unilaterally established by Bank, Bank will open an Account, issue to such qualified applicant a Credit Card, activate such applicant's Credit Card in accordance with the Operating Procedures and grant credit to such applicant for any Purchases. The terms and conditions upon which a Cardholder may use the Credit Card and upon which Bank may extend credit to a Cardholder shall be governed by the Credit Card Agreement between the Cardholder and Bank.


     (c) Bank will pay to Retailers a bonus ("Incentive Bonus") in the amount of Five Hundred Thousand Dollars ($500,000) on the Program Commencement Date as an incentive to enter into this Agreement.


     (d) Retailers will participate in the Program and honor any valid Credit Card issued by Bank for Purchase(s) at each Retailer Location. Only the cash selling price, including related sales and use taxes and shipping costs, of Goods and/or Services sold or rendered by Retailers shall be charged to Accounts. Sales of extended warranties offered by or through any Retailer shall not be charged to Accounts. Retailers shall permit customers with Accounts to charge Goods and/or Services to their Accounts, subject to, and in accordance with, the Operating Procedures.

     SECTION 2.02 BANK TO EXTEND CREDIT.

     (a) Subject to (i) the terms of this Agreement, (ii) the credit limits applicable to each Account and (iii) the terms and conditions in the Credit Card Agreements, Bank shall extend credit to Cardholders in amounts set forth as the total for any Purchase(s) for personal, family or household purposes reflected in Charge Transaction Data received and accepted by Bank during the Commitment Period.

     (b) Under no circumstances shall Bank be required to advance funds in respect of Charge Transaction Data submitted to it by any Retailer, if, after giving effect to such advance, the then-outstanding aggregate Indebtedness with respect to all Accounts would exceed the Credit Review Point. If on any date the aggregate Indebtedness with respect to all Accounts equals or exceeds eighty percent (80%) of the Credit Review Point then in effect, Bank shall promptly so advise Retailers and within one hundred and twenty (120) days of such date, Bank shall give Retailers written notice of its election of one of the following options:

               (i) Bank may, in its sole discretion, increase the Credit Review Point to an amount Bank deems acceptable, but in any event to an amount higher than one hundred twenty-five percent (125%) of the aggregate Indebtedness with respect to all Accounts as of the date of the election of this option. If Bank elects this option, then Bank's written notice to Retailers shall include the amount of the increased Credit Review Point.

               (ii) Bank may elect not to increase the Credit Review Point to the amount required by Section 2.02(b) (i); in such event, Retailers, acting collectively, shall be entitled to terminate this Agreement in accordance with the provisions of Section 11.02.

After the Bank first notifies Retailers that the aggregate Indebtedness with respect to all Accounts equals or exceeds eighty percent (80%) of the Credit Review Point then in effect, Bank shall provide Retailers with a monthly statement comparing the aggregate Indebtedness with respect to all Accounts to the Credit Review Point, PROVIDED, HOWEVER, that Bank shall have no further obligation to provide such monthly notice if it elects to increase the Credit Review Point to an amount required by Section 2.02(b) (i).

     (c) Retailers expressly acknowledge Bank's right to establish a Credit Review Point as described in this Section 2.02 and, in this regard, hereby release Bank from, and indemnify Bank against, any and all Losses incurred as a result of Bank's refusal to advance credit to Cardholders in accordance with this Section 2.02, and from and against any and all Losses incurred as a result of Bank's refusal to increase the Credit Review Point.

     SECTION 2.03 PROMOTION OF PROGRAM.

     (a) During the term of this Agreement, Retailers agree to actively promote the Program including, without limitation, providing proper training to their respective employees in the use and marketing of the Program to their customers. Without limiting the foregoing, prior to the expiration or termination of the Commitment Period, Retailers agree to expend at least XXXXXXXXXX Dollars ($XXXXXXX) for (i) point-of-sale promotional materials and store signage; and (ii) other marketing promotions which have been approved by Bank. Retailers shall provide Bank -with invoices and other documents establishing the amount of all such expenditures. [A portion of this section has been omitted pursuant to a request for confidential treatment under Rule 406 under the Securities Act of 1933, as amended. A copy of this section with the portion intact has been filed separately with the Securities and Exchange Commission]

     (b) Retailers shall include Program information and/or actual Credit Card Aplications and Credit Card Agreements in their general and specialized advertising brochures when deemed appropriate by the management of the Retailers. Retailers shall make Credit Card Applications and Credit Card Agreements to be used in connection with the Program prominently and conspicuously available at all Retailer Locations in such manner as is mutually agreed by Retailers and Bank PROVIDED, HOWEVER, that such Credit Card Applications and Credit Card Agreements need not be made available at any location from which Retailers make only mail order and catalog sales. No Account Documentation shall be publicly distributed or disseminated without the prior written consent of Retailers and Bank; PROVIDED, HOWEVER, that Bank reserves the right to make or require Retailers to make any change in the Account Documentation as may in Bank's reasonable judgment be required by or appropriate to comply with, any applicable law, rule or regulation. In the event any Retailer proceeds with promoting or offering any billing or credit terms, insurance or other products for use with any Credit Card without prior written approval by Bank, Retailers shall indemnify Bank for any and all Losses arising from such materials or program. Retailers may not, without Bank's prior written consent, use Bank's name or logo type (or the name or logo type of any Affiliate of the Bank) in any advertisement, press release or promotional materials except as may otherwise be required by applicable law. The Bank's approval of any billing and credit terms for any credit-based promotion is not intended to be and will not be construed to be an approval of any materials used in advertising or soliciting participation in such promotions.

     (c) Beginning on the first Settlement Date after the end of the thirteenth (13th) Billing Period and continuing on each Settlement Date thereafter until the Termination Notice Date, and PROVIDED there exists no Default or Event of Default on any such date, Bank shall credit an amount equal to one-twelfth (1/12) of the product of the Average Net Receivables for the immediately preceding Billing Period and XXXXXXX percent (XXXX%), to a record maintained on the books of the Bank. Such record is referred to herein as the "Marketing Fund." Except for the right to require Bank to make payments from such account from time to time in accordance with Section
2.03(d) hereof, Retailers have no right, title or interest in or to the Marketing Fund or in and to any amounts which have been credited thereto. [A portion of this section has been omitted pursuant to a request for confidential treatment under Rule 406 under the Securities Act of 1933, as amended. A copy of this section with the portion intact has been filed separately with the Securities and Exchange Commission]

     (d) After the later of (i) the first anniversary of the Program Commencement Date and (ii) the date on which Retailers shall have fully expended the XXXXXXXX Dollars ($XXXXX) in point-of-sale promotional materials, store signage and other approved marketing promotions as required pursuant to Section 2.03(a) and continuing until the expiration or termination of the Commitment Period, the cost and expenses of marketing promotions proposed by any party hereto and approved by all other parties hereto (which approvals shall not be unreasonably withheld) shall be paid on a matching basis, whereby Retailers, acting collectively, shall direct Bank to pay XXXXX (XXX) of the costs of any such promotions from the Marketing Fund and Retailers shall pay directly XXXXX (XXX) of such costs. During such period of time, Retailers shall have the right to use the Marketing Fund on a matching basis for such mutually agreed upon marketing promotions until it is fully expended. Any amounts remaining credited to the Marketing Fund at the expiration or termination of the Commitment Period may be retained by Bank for its own account without obligation to account therefor to Retailers. [Portion of this section have been omitted pursuant to a request for confidential treatment under Rule 406 under the Securities Act of 1933, as amended. A copy of this section with the portion intact has been filed separately with the Securities and Exchange Commission]

                                    ARTICLE III
                             ADMINISTRATION OF PROGRAM

     SECTION 3.01 PREPARATION OF DOCUMENTS.

     (a) Bank shall provide Retailers with the form and content of Credit Card Applications, Credit Card Agreements, Credit Cards, credit card mailers and such other documents as are required by law or by the Operating Procedures (hereinafter collectively, the "Program Documents"). Bank shall establish the nature and quantities of any such documents.

All Account Documentation (including, without limitation, the Program Documents) and all other documents, advertisements or promotional materials used by Retailers in connection with the Program shall clearly disclose that Bank is extending credit directly to Cardholders.

     (b) Bank shall be responsible for the direct costs of preparing and distributing billing statements, Credit Cards (including costs of embossing) and carriers, and of establishing and maintaining a host-to-host computer link between Bank and Select Comfort Corporation.

     (c) Retailers shall be solely responsible for all other costs and expenses of preparing and distributing Account Documentation, including, without limitation, the costs of preparing Credit Card Applications, and shall be solely responsible for all costs and expenses of credit advertising, in-store point-of-purchase promotional materials, credit marketing, and other expenses related to the promotion of the Program.

     SECTION 3.02 ACCOUNT ADMINISTRATION; CREDIT CRITERIA.

     (a) Bank, in its sole discretion, (i) shall determine the creditworthiness of individual applicants under the Program, the range of credit limits to be made available to individual Cardholders, whether to suspend or terminate credit privileges of any Cardholder, and the credit criteria to be used in evaluating applicants in connection with the Program;
(ii) shall establish the terms and conditions of the Credit Card Agreements and the terms and conditions under which credit will be extended to Cardholders; and (iii) may modify such terms and conditions from time to time.

     (b) Except to the extent resulting from a failure of the Bank or the Program Documents to comply with all applicable laws where such failure would give rise to an indemnity obligation of the Bank under Section 12.02(d), the rejection for credit of any applicant under the Program, or any number of applicants, shall not give rise to any claim, liability, demand, offset, defense, counterclaim or other right or action by any Retailer against Bank or its Affiliates, and each Retailer hereby waives and releases any such claim that it may have against Bank or its Affiliates.

     SECTION 3.03 OWNERSHIP OF ACCOUNTS. Bank shall be the sole and exclusive owner of all Accounts and Account Documentation, including without limitation, all Program Documents, Cardholder data, Charge Transaction Data, Charge Slips, Credit Slips, and receipts or evidences of payments or purchases by Cardholders. Bank shall be entitled to receive all payments made by Cardholders on Accounts and each Retailer acknowledges and agrees that it has no right, title or interest in any of the foregoing and no right to any payments made by Cardholders on Accounts or any proceeds in respect of the Accounts. All collection procedures shall be under the sole control and discretion of Bank and may be modified from time to time by Bank in its sole discretion.

     SECTION 3.04 INSURANCE SOLICITATION OF ACCOUNTS. Bank, or its agents, may solicit Cardholders for Insurance Programs. Bank shall be entitled to retain for its account all proceeds of Insurance Programs and Retailers shall have no rights with respect thereto. Notwithstanding the foregoing, provided no Default or Event of Default shall have occurred and be continuing, Bank shall pay to Retailers as an administrative fee, on each Settlement Date occurring prior to the expiration or termination of the Commitment Period, an amount equal to XXXXX percent (XXX%) of the Bank's Net Insurance Income received during the immediately preceding Billing Period.
If as of any Settlement Date, any amounts would have been payable to Retailers under this Section 3.04 but for the existence of a Default (but not an Event of Default) on such date, Bank agrees to pay to Retailers the amount which would otherwise have been paid on such Settlement Date if Retailers cure such Default prior to the occurrence of an Event of Default. Any such deferred payment shall be made on the Settlement Date next succeeding the date on which such Default is cured. Unless otherwise requested in writing by all Retailers, no solicitation regarding any Insurance Program shall state or imply that such Insurance Program is offered or endorsed by any Retailer. As used herein, "Net Insurance Income" shall mean the credit insurance charges billed each month less (i) credit insurance charges reversals; (ii) all claims and claims expenses, including all claims adjustment expenses;
(iii) all premium and other applicable taxes, including but not limited to applicable federal, state and municipal taxes, licensing fees, special ceding assessment fees, and the proportional amounts of guaranty fund applicable to the credit insurance charges; and (iv) administrative fees, if any. For the purposes of item (ii) in the preceding sentence, "claims" shall include, but not be limited to, any amounts Bank becomes obligated to pay to any third party arising out of or related to claims made under credit insurance, including, but not limited, damages, court awards or judgments of any kind or nature assessed against the Bank. On each Settlement Date prior to the expiration or termination of the Commitment Period, Bank will provide Retailers with an accounting of the Net Insurance Income to be paid to Retailers hereunder. Upon reasonable notice and request, and not more frequently than once a year, Retailers shall be entitled to audit the books and records of Bank pertaining to such Net Insurance Income. [A portion of this section has been omitted pursuant to a request for confidential treatment under Rule 406 under the Securities Act of 1933, as amended. A copy of this section with the portion intact has been filed separately with the Securities and Exchange Commission]

     SECTION 3.05 VALUE-ADDED SOLICITATION OF ACCOUNTS. Bank, or its agents, may solicit Cardholders for Value-Added Programs. Bank shall be entitled to retain for its account all proceeds of Value-Added Programs and Retailers shall have no rights with respect thereto. Notwithstanding the foregoing, provided no Default or Event of Default shall have occurred and be continuing, Bank shall pay to Retailers, on each Settlement Date occurring prior to the expiration or termination of the Commitment Period, an amount equal to XXXXX percent (XXX%) of the Bank's Net Value-Added Income received during the immediately preceding Billing Period. If as of any Settlement Date, any amounts would have been payable to Retailers under this Section
3.05 but for existence of a Default (but not an Event of Default) on such date, Bank agrees to pay to Retailers the amount which would otherwise have been paid on such Settlement Date if Retailers cure such Default prior to the occurrence of an Event of Default. Any such deferred payment shall be made on the Settlement Date next succeeding the date on which such Default is cured. Unless otherwise requested in writing by all Retailers, no solicitation regarding any Value-Added Program shall state or imply that such Value-Added Program is offered or endorsed by any Retailer. As used herein, "Net Value-Added Income" shall mean the amount of commissions paid to Bank from third-party vendors offering the Value-Added Programs less the sum of (a) commissions charged back to Bank by such third-party vendors due to customer returns, cancellations, or other causes; (b) all charges billed to Bank in respect of such Value-Added Programs; and (c) administrative fees, if any. On each Settlement Date prior to the expiration or termination of the Commitment Period, Bank will provide Retailers with an accounting of the Net Value-Added Income to be paid to Retailers hereunder. Upon reasonable notice and request, and not more frequently than once a year, Retailers shall be entitled to audit the books and records of Bank pertaining to such Net Value-Added Income. [A portion of this section has been omitted pursuant to a request for confidential treatment under Rule 406 under the Securities Act of 1933, as amended. A copy of this section with the portion intact has been filed separately with the Securities and Exchange Commission]

     SECTION 3.06 USE OF CARDHOLDER LIST. Retailer acknowledges and agrees that Bank is the sole owner of all lists of applicants for Credit Cards and Cardholders (including the names and addresses thereof) and all credit information (including credit information for approved and declined applicants) (hereafter collectively the "Cardholder List"). Notwithstanding the foregoing to the contrary, however, Bank expressly agrees that it will not sell, rent or use such Cardholder List except in connection with its administration and operation of the Program as provided in this Agreement; PROVIDED, HOWEVER, that upon the termination or expiration of the Commitment Period however caused, Bank shall be entitled to use the Cardholder List in connection with the liquidation or sale of the portfolio as provided in
Section 11.05. Bank agrees that to the extent permitted by applicable law, during the term of this Agreement, each Retailer may utilize the Cardholder List at no charge for promotion of this Program and its Goods and Services (including, without limitation, use in determining customers eligible for the Second Source Program); PROVIDED, HOWEVER, that until the Final Liquidation Date in no event shall any Retailer or its Affiliates be entitled to use such Cardholder List (i) to solicit Cardholders with respect to any other debit, credit or charge programs that are in competition with Bank or its Affiliates; or (ii) to solicit Cardholders to charge Goods and Services which constitute financial products that compete with financial products offered by Bank or its Affiliates (except for extended warranties or service contracts in respect of any Retailer's Goods or Services); or (iii) to send solicitations with respect to Goods and Services that (x) cannot be charged to Accounts and (y) which Goods and Services constitute financial products that are in competition with the financial products offered by Bank or its Affiliates, and which solicitations identify the solicitee as an Account holder. Nothing in this Section 3.06 shall preclude Retailers' use of any list of Retailer's customers maintained by any Retailer PROVIDED, that no information on such list was obtained through the operation of the Program.

     SECTION 3.07 IN-STORE PAYMENTS; PAYMENTS AT BANK LOCATIONS. No Retailer shall accept any In-Store Payment. Retailers shall make available to Cardholders at all Retailer Locations the address to be used for making payments on Accounts directly to Bank. If notwithstanding the foregoing, any Retailer inadvertently receives any In-Store Payment, Retailers agree that they shall receive and hold such payment in trust for the Cardholder making the In-Store Payment and shall promptly (but not later than one (1) Business Day after receipt thereof) deliver same to Bank in the form received together with such endorsements or other documents of assignment as may be necessary to permit the Bank to receive the benefit thereof to the same extent as if payment had been made directly to the Bank.

     SECTION 3.08 INSERTS; STATEMENT MESSAGES.

     (a) Retailers, acting collectively, may elect to provide to Bank (at the address so stated by Bank and using Bank's insert requirements as outlined in the Operating Procedures) up to eight (8) inserts per Active Account billing statement (if such a billing statement is generated by Bank) per month. Retailers are responsible for the proper delivery, size and weight requirements of inserts and for the supply of insert stock, all as specified in the Operating Procedures. In the event the inserts cause the postage payable to exceed the postage otherwise payable by Bank, then Retailers shall reimburse Bank for such excess postage cost. Should it be necessary for Bank to change such requirements, then it shall give Retailers written notice at least ninety (90) days prior to such change. Retailers will be solely responsible for the costs of producing such inserts. The insertion service by Bank will be at no cost to Retailers (up to a maximum of eight (8) inserts, per billing statement per month) as long as all insert requirements set forth in the Operating Procedures have been met by Retailers. Notwithstanding the foregoing, any insert required by law or regulation shall take precedence over any or all inserts provided by Retailers. Bank's insertion service will not be available after the termination or expiration of the Commitment Period.

     (b) Subject to any statement message utilization requirements that Bank deems advisable or appropriate, during the Commitment Period Bank shall make available to Retailers, acting collectively, a space for a message to be provided by Retailers on each billing statement for an Active Account sent to a Cardholder during such month. If more than one space is available for a message on each such billing statement, then during the Commitment Period Bank agrees to grant Retailers the option of utilizing such additional space for additional messages. Any such messages shall be included at no charge to Retailers. Bank agrees to use reasonable efforts to advise Retailers if billing statement messages will not be available to Retailers during any Billing Period.

                                     ARTICLE IV
                                OPERATING PROCEDURES

     SECTION 4.01 GENERAL. Retailers shall follow all applicable Operating Procedures relative to the Program including, but not limited to, procedures for distributing Credit Card Applications, seeking authorizations for Accounts, handling credit transactions with Cardholders and transmitting Charge Transaction Data. The Operating Procedures may be amended from time to time by Bank in its sole discretion. For example, the parties recognize and agree that from time to time modifications and improvements will be made in hardware, software, and data communications facilities that may, in Bank's sole discretion, require changes in the Operating Procedures. Bank shall provide Retailers with reasonable prior notice of material modifications to the Operating Procedures. Upon receipt of any such notice, Retailers, acting collectively, may request that the proposed modifications be reconsidered and Bank agrees to confer in good faith with Retailers to determine if such proposed changes can be made in a manner which would impose less costs or administrative inconvenience upon Retailers.

     SECTION 4.02 NEW CARDHOLDER ACCOUNT ESTABLISHMENT PROCEDURES.

     (a) During the Commitment Period, all Credit Card Applications will be reviewed by Bank for approval and credit line assignment.

     (b) During the Commitment Period, Bank will forward Credit Cards to approved Cardholders and will activate such Credit Cards.

     (c) Retailers will not knowingly submit any Credit Card Applications for corporate accounts. Retailers will not knowingly include in any Charge Transaction Data any Charge Slips for Accounts arising from purchases for other than personal, family or household purposes. Nothing in this Section 4.02(c) shall be deemed to limit any presentment warranty deemed made pursuant to Section 8.01 hereof.

     SECTION 4.03 PURCHASE AUTHORIZATION PROCEDURES. Retailers agree that all purchase authorizations shall be obtained in accordance with the Operating Procedures.

                                     ARTICLE V
                     SETTLEMENTS, SERVICE FEES AND ADJUSTMENTS

     SECTION 5.01 SETTLEMENT PROCEDURES.

     (a) All Charge Transaction Data will be electronically transmitted to Bank using an electronic communication system established between Retailers and Bank to facilitate the operation of the Program. Retailers, or an agent of the Retailers, will retain a copy of each Charge Slip for at least twenty-five (25) months after such Charge Slip is created.

     (b) Upon receipt, verification and processing of any Charge Transaction Data by Bank during the Commitment Period, Bank will remit to the Retailers in respect of such Charge Transaction Data, an amount equal to the total amount (including any applicable sales and use tax and shipping charges) of the Purchases on Accounts identified in such Charge Transaction Data less the sum of (i) the total amount reflected on any Credit Slips included in such Charge Transaction Data; (ii) the Daily Retention Amount;
(iii) any Promotion Reserve Holdbacks applicable to Purchases included in such Charge Transaction Data; (iv) an amount equal to the product of (A) the Liquidation Reserve Factor and (B) the total amount (including any applicable sales and use tax and shipping charges) of the Purchases on Accounts identified in such Charge Transaction Data and (v) at Bank's election, any other amounts due and owing by any Retailer to Bank, including, without limitation, amounts owing under Sections 5.02, 5.03 and 7.01 hereof. As used herein "Daily Retention Amount" shall mean (i) from the Program Commencement Date until the Fully-funded Date, an amount equal to the product of (A) the applicable Retention Factor and (B) the total amount of the Purchases on Accounts identified in the applicable Charge Transaction Data; and (ii) at all times after the Fully-funded Date, zero ($0). As used herein,

"Retention Factor" shall mean .90% unless Bank, acting reasonably and in good faith, determines that a higher Retention Factor is necessary to ensure that the Fully-funded Date occurs before the thirteenth (13th) Settlement Date after the Program Commencement Date. Bank will transfer funds via wire transfer to an account maintained in the name of all Retailers and designated in a writing delivered to Bank by Retailers. If Charge Transaction Data is received by Bank's processing center before 6:00 a.m. (Atlanta, Georgia time) on a Business Day, Bank will initiate such wire transfer on the same Business Day. In the event that the Charge Transaction Data is received after 6:00 a.m. (Atlanta, Georgia time), then Bank will initiate such transfer on the following Business Day.

     (c) Retailers acknowledge that the Bank may in its sole discretion microfilm (or copy using any other reasonable method) all Account Documentation and destroy all original Account Documentation in the ordinary course of business. To the extent required, each Retailer consents to the making of such copies and the destruction of the corresponding original documents.

     (d) In connection with the settlement procedures outlined above, the parties agree that all settlements made hereunder shall be net of any and all other adjustments contemplated by this Agreement, including but not limited to credits and chargebacks. Bank shall have the right to set off any amounts due to it pursuant to this Agreement against any amounts to be transmitted to any Retailer hereunder.

     SECTION 5.02 OTHER ADJUSTMENTS.

     (a) On each Settlement Date prior to the expiration or termination of the Commitment Period, Bank shall pay to Retailers an amount equal to the product of (i) the Service Fee Percentage and (ii) the Average Net Receivables for the immediately preceding Billing Period, all divided by twelve (12) PROVIDED, HOWEVER, that until the Fully-funded Date, the amount payable to Retailers hereunder shall be deposited to the Return Reserve in lieu of being disbursed to Retailers and PROVIDED, FURTHER, that after the Fully-funded Date, all or a portion of the amount payable to Retailers hereunder shall be deposited to the Return Reserve in lieu of being disbursed to Retailers to the extent necessary to cause the net amount credited to the Return Reserve to equal the product of (i) the then applicable Return Percentage and (ii) the total amount of all Purchases on Accounts made by Cardholders and identified in Charge Transaction Data received during the immediately preceding three (3) Billing Periods. As used herein, "Service Fee Percentage" shall mean three percent (3%) until the first Settlement
Date after the end of the thirteenth (13th) Billing Period and four percent (4%) at all times thereafter.


     (b) If the United States first class postal rate is increased at any time above the Postage Base Rate, Retailers shall pay to Bank on each Settlement Date immediately following a

Billing Period during which such postal rate exceeded the Postage Base Rate, an amount equal to the product of (i) the amount by which the United States first class postal rate then in effect exceeds the Postage Base Rate, and
(ii) the number of Active Accounts during such Billing Period.

     (c) On each Settlement Date, Retailers shall pay to Bank an amount equal to the Monthly Promotional Payment. To the extent available to Bank, payments of amounts due under this Section 5.02(c) shall be made by debiting the Promotion Reserve pursuant to Section to Section 6.02 hereof.

     (d) Any costs or expenditures by the parties to this Agreement other than as expressly set forth herein shall be at the sole expense of the party incurring such costs or other expenditures and shall not entitle that party to seek reimbursement of such costs or other expenditures from the other parties to this Agreement. Accordingly, subject to the reimbursement provisions of this Agreement, if any, each of the parties shall be liable for the payment of all sums due third parties retained by such party in performing its obligations hereunder.

     SECTION 5.03 PAYMENT TERMS AND RIGHTS OF SET OFF AND RECOUPMENT. Unless specifically provided for in another Section of this Agreement, any amount(s) payable by a Retailer to Bank under this Agreement shall be paid within ten
(10) Business Days of any Retailer's receipt of an invoice rendered by Bank. Any such payments shall be made by wire transfer to Bank to an account designated in writing by Bank from time to time. Notwithstanding the foregoing, Bank may at any time deduct, net against, set-off, or appropriate and apply, any amounts owing to Bank from any Retailer hereunder or any money or other property of any Retailer held by Bank from any amounts otherwise payable by Bank hereunder. Bank may exercise such rights of deduction, netting, and set-off without regard to whether an invoice for the amounts owing from the Retailers has been sent, and, if such an invoice has been sent, without regard to whether the ten (10) Business Day period referred to in the first sentence of this Section shall have expired.

                                     ARTICLE VI
                CREDIT TERMS; RESERVES; LOSSES ON ACCOUNTS; SECURITY

     SECTION 6.01 CREDIT TERMS. Bank shall have the sole right to establish the rate, annual fees, late fees and all other terms and conditions relating to the Accounts, and to amend or modify such rate, fees and/or other terms and conditions from time to time.

     SECTION 6.02 PROMOTION RESERVE.

     (a) Bank shall create, on its books, a record known as the "Promotion Reserve." Amounts credited to the Promotion Reserve shall be applied solely in accordance with the provisions of this Section 6.02. No interest or other earnings on amounts credited to the Promotion Reserve shall accrue or be paid for the benefit of Retailers.

     (b) As provided in Section 5.01, in connection with each Account which is subject to an Approved Credit-based Promotion, Bank shall deduct from amounts otherwise payable to Retailers in respect thereof, the Promotion Reserve Holdbacks. Each Promotional Reserve Holdback shall be credited to the Promotion Reserve.

     (c) On each Settlement Date, Bank shall debit the Promotional Reserve for the lesser of (i) the Monthly Promotional Payment; or (ii) the entire amount remaining credited to the Promotional Reserve as of such Settlement Date (where the amount credited to such Reserve is determined prior to giving effect to any debits or credits to be made in respect of such Reserve on such Settlement Date pursuant to Sections 6.02(d) or (e) hereof).

     (d) Bank shall also have the right, in its sole discretion, from time to time and on any day, to debit the Promotion Reserve for amounts past due and payable to Bank from any Retailer PROVIDED, HOWEVER, that Bank shall not debit the Promotion Reserve for any such past due amount, if on such day, Bank was obligated to remit an amount to Retailers under Section 5.01(b) in excess of such past due amount, it being the intent of the parties hereto that to the extent reasonably possible, Bank will exercise its right to reduce its payment obligations under Section 5.01(b) (v) in lieu of exercising its rights to debit the Promotion Reserve under this Section 6.02(d). No debit of the Promotion Reserve or application of such funds to outstanding obligations shall be deemed to cure any Default or Event of Default hereunder. If Bank debits any amounts from the Promotion Reserve under this Section 6.02(d), then on or before the next Settlement Date, Bank shall provide notice thereof to Retailers. If Bank debits any amounts from the Promotion Reserve under this Section 6.02(d), Retailers shall pay to Bank an amount equal to the amount debited hereunder and upon receipt of such funds, Bank will credit the Promotion Reserve with the amount thereof.

     (e) On the twelfth (12th) Settlement Date and on each third (3rd) Settlement Date thereafter, Bank shall calculate the required Promotional Reserve Required Balance and notify Retailers of the amount thereof. If after taking into account all amounts to be credited or debited to the Promotion Reserve on such Settlement Date pursuant to Sections 6.02(c) and
(d) hereof, the amount remaining credited to the Promotion Reserve exceeds the Promotional Reserve Required Balance, Bank shall debit the Promotion Reserve by the amount of such excess and, unless a Default or Event of Default shall have occurred and be continuing, shall pay an amount equal to such excess to Retailers. If after taking into account all amounts to be credited or debited to the Promotion Reserve on such Settlement Date pursuant to Sections 6.02(c) and (d) hereof, the amount remaining credited to the Promotion Reserve is less than the Promotional Reserve Required Balance, Retailers shall immediately pay to Bank an amount equal to such shortfall and upon receipt of such payment Bank shall credit the Promotion Reserve by the amount thereof.

     (f) If Retailers purchase or arrange for the purchase of all of the Accounts (other than Defaulted Accounts) and related Indebtedness from Bank in accordance with Section 11.03 hereof, and if as of the date of such purchase, Retailers shall have paid all other amounts owing hereunder, Bank shall pay to Retailers an amount equal to the amount remaining credited to the Promotion Reserve on the date of such purchase. If Retailers do not purchase or arrange for the purchase of all the Accounts (other than Defaulted Accounts) and related Indebtedness in accordance with Section 11.03 hereof, and if as of the Final Liquidation Date, Retailers shall have paid all other amounts owing hereunder, Bank shall pay to Retailers an amount equal to the amount remaining credited to the Promotion Reserve on the Final Liquidation Date.

     SECTION 6.03 LIQUIDATION RESERVE.

     (a) Bank shall create, on its books, a record known as the "Liquidation Reserve." Amounts credited to the Liquidation Reserve shall be applied solely in accordance with the provisions of this Section 6.03. Except as set forth in Section 6.03(c) below, no interest or other earnings on amounts credited to the Liquidation Reserve shall accrue or be paid for the benefit of Retailers.

     (b) As provided in Section 5.01, in connection with each Purchase, Bank shall deduct from amounts otherwise payable to Retailers in respect thereof, an amount equal to the product of (i) the Liquidation Reserve Factor and (ii) the total amount (including any applicable sales and use tax and shipping charges) of the Purchase. Such amounts shall be credited to the Liquidation Reserve.

     (c) On each Settlement Date, Bank shall also credit to the Liquidation Reserve an amount equal to the product of (i) the Average Liquidation Reserve Balance and (ii) the Commercial Paper Rate all divided by twelve (12). As used herein, "Average Liquidation Return Reserve Balance" means, for any Billing Period, one-half (1/2) of the sum of the net amount credited to the Liquidation Reserve as of the first day of such Billing Period and the net amount credited to the Liquidation Reserve as of the last day of such Billing Period. As used herein, "Commercial Paper Rate" means, in respect of any Billing Period, a per annum rate equal to the rate of so-called ninety (90) day high grade unsecured notes sold through dealers by major corporations in multiples of one thousand dollars ($1,000) as published by THE WALL STREET JOURNAL in its "Money Rates" section under the heading "Commercial Paper" as of the last Business Day of such Billing Period (or if such publication is discontinued, such other publications of similar type designated by Bank).

     (d) Bank shall have the right, in its sole discretion, from time to time and on any day, to debit the Liquidation Reserve for amounts past due and payable to Bank from any Retailer PROVIDED, HOWEVER, that Bank shall not debit the Liquidation Reserve for any such past due amount, if on such day, Bank was obligated to remit an amount to Retailers under Section 5.01(b) in excess of such past due amount, it being the intent of the parties hereto that to the extent reasonably possible, Bank will exercise its right to reduce its payment obligations under Section 5.01(b) (v) in lieu of exercising its rights to debit the Liquidation Reserve under this Section 6.03(d). No debiting of funds from the Liquidation Reserve or application of such funds to outstanding obligations shall be deemed to cure any Default or Event of Default hereunder. If Bank debits any amounts from the Liquidation Reserve under this Section 6.03(d), then on or before the next Settlement Date, Bank shall provide notice thereof to Retailers. If Bank debits any amounts from the Liquidation Reserve under this Section 6.03(d), Retailers shall pay to

Bank an amount equal to the amount withdrawn hereunder and upon receipt of such funds, Bank will credit the Liquidation Reserve with the amount thereof.

     (e) If Retailers purchase or arrange for the purchase of all of the Accounts (other than Defaulted Accounts) and related Indebtedness from Bank in accordance with Section 11.03 hereof, and if as of the date of such purchase, Retailers shall have paid all other amounts owing hereunder, Bank shall simultaneously pay to Retailers an amount equal to the amount then remaining credited to the Liquidation Reserve on the date of such purchase. If Retailers do not purchase or arrange for the purchase of all the Accounts (other than Defaulted Accounts) and related Indebtedness in accordance with
Section 11.03 hereof, and if as of the Final Liquidation Date, Retailers shall have paid all other amounts owing hereunder, Bank shall pay to Retailers an amount equal to the amount remaining credited to the Liquidation Reserve on the Final Liquidation Date.

     (f) On each Settlement Date, Bank shall calculate an amount equal to the product of (i) the then applicable Liquidation Reserve Factor and (ii) the Average Net Receivables for the immediately preceding Billing Period. If the amount then credited to the Liquidation Reserve (including interest credited to the Liquidation Reserve as of such Settlement Date) exceeds this calculated amount, Bank shall debit the Liquidation Reserve for the amount of such excess and if no Default or Event of Default shall have occurred and be continuing, shall deliver an amount equal to such excess to Retailers.

     SECTION 6.04 RETURN RESERVE.

     (a) Bank shall create, on its books, a record known as the "Return Reserve." Amounts credited to the Return Reserve shall be applied solely in accordance with the provisions of this Section 6.04. Except as set forth in
Section 6.04(c) below, no interest or other earnings on amounts credited to the Return Reserve shall accrue or be paid for the benefit of Retailers.


     (b) On the Program Commencement Date, Retailers shall pay to Bank an amount equal to Five Hundred Thousand Dollars ($500,000) and upon receipt of such payment, Bank shall credit the Return Reserve by the amount thereof.


     (c) As provided in Sections 5.01 and 5.02(a), from time to time, Bank shall credit to the Return Reserve certain amounts otherwise payable to Retailers thereunder.

     (d) On each Settlement Date, Bank shall also credit to the Return Reserve an amount equal to the product of (i) the Average Return Reserve Balance and (ii) the Commercial Paper Rate all divided by twelve (12). As used herein, "Average Return Reserve Balance" means, for any Billing Period, one-half (1/2) of the sum of the net amount credited to the Return Reserve as of the first day of such Billing Period and the net amount credited to the Return Reserve as of the last day of such Billing Period.

     (e) Bank shall have the right, in its sole discretion, from time to time and on any day, to debit the Return Reserve for amounts past due and payable to Bank from any Retailer PROVIDED, HOWEVER, that Bank shall not debit the Return Reserve for any such past due amount, if on such day, Bank was obligated to remit an amount to Retailers under Section 5.01(b) in excess of such past due amount, it being the intent of the parties hereto that to the extent reasonably possible, Bank will exercise its right to reduce its payment obligations under Section 5.01(b) (v) in lieu of exercising its rights to debit the Return Reserve under this Section 6.04(e). No debiting of amounts from the Return Reserve or application of such funds to outstanding obligations shall be deemed to cure any Default or Event of Default hereunder. If Bank debits any amounts from the Return Reserve under this Section 6.04(e), then on or before the next Settlement Date, Bank shall provide notice thereof to Retailers. If Bank debits any amounts from the Return Reserve under this Section 6.04(e), Retailers shall pay to Bank an amount equal to the amount debited hereunder and upon receipt of such funds, Bank will credit the Return Reserve with the amount thereof.

     (e) If Retailers purchase or arrange for the purchase of all of the Accounts (other than Defaulted Accounts) and related Indebtedness from Bank in accordance with Section 11.03 hereof, and if as of the date of such purchase, Retailers shall have paid all other amounts owing hereunder, Bank shall pay to Retailers an amount equal to the amount remaining credited to the Return Reserve on the date of such purchase. If Retailers do not purchase or arrange for the purchase of all the Accounts (other than Defaulted Accounts) and related Indebtedness in accordance with Section 11.03 hereof, and if as of the Final Liquidation Date, Retailers shall have paid all other amounts owing hereunder, Bank shall pay to Retailers an amount equal to the amount remaining credited to the Return Reserve on the Final Liquidation Date.

     (f) On each Settlement Date, Bank shall calculate an amount equal to the product of (i) the then applicable Return Percentage and (ii) an amount equal to the total amount of all Purchases on Accounts made by Cardholders and identified in Charge Transaction Data received during the immediately preceding three (3) Billing Periods. If the amount then credited to the Return Reserve (including interest credited to the Return Reserve and amounts credited to the Return Reserve in accordance with Section 5.02 (a) hereof as of such Settlement Date) exceeds such calculated amount, Bank shall debit the amount of such excess from the Return Reserve and if no Default or Event of Default shall have occurred and be continuing, deliver an amount equal to such excess to Retailers. If this calculated amount exceeds the amount then credited to the Return Reserve (including interest credited to the Return Reserve and amounts credited to the Return Reserve in accordance with Section 5.02 (a) hereof as of such Settlement Date), Retailers shall deliver an amount equal to such excess to Bank, and Bank shall credit the Return Reserve with such amount. Notwithstanding the foregoing to the contrary, however, Retailers shall have no obligation to pay any amounts to Bank under this Section 6.04(f) (except as otherwise provided in Sections
5.01 and 5.02(a)) if the amount owing by Retailers to Bank in accordance with this Section 6.04(f) is determined on a Settlement Date prior to the Fully-funded Date and prior to the thirteenth (13th) Settlement Date.

     SECTION 6.05 LOSSES ON ACCOUNTS.

     (a) Except for (i) any chargebacks allowed pursuant to Section 7.01; (ii) any losses incurred after the Accounts are purchased by Retailers in accordance with Section 11.03 hereof; and (iii) the sharing of losses provided for in subsections (b) and (c) of this Section 6.05, all losses on Accounts shall be borne solely by Bank.

     (b) On each Settlement Date, if the Monthly Loss Rate for the immediately preceding Billing Period is greater than .004167, Retailers shall pay to Bank an amount equal to the product of Retailers' Monthly Share and an amount equal to the Average Net Receivables for such Billing Period. As used herein, "Retailers' Monthly Share" shall mean the lesser of (i) the Monthly Loss Rate for the immediately preceding Billing Period less .004167 and (ii)
 .00250. As used herein, "Monthly Loss Rate" means for any Billing Period, an amount equal to the amount of the Indebtedness for Accounts first becoming Defaulted Accounts during such period less the amount of Net Recoveries received during such period all divided by the Average Net Receivables for such period. As used herein "Net Recoveries" means for any period, the net amount (including deduction for outside attorneys' fees or other collection costs) of cash recoveries received by Bank during such period in respect of Defaulted Accounts (regardless of when such Accounts first became Defaulted Accounts).


     (c) On each anniversary of the Program Commencement Date, Retailers shall pay to Bank an amount equal to the amount by which the Annual Loss Share exceeds the sum of all amounts paid by Retailers under Section 6.05(b) during the immediately preceding year. On each anniversary of the Program Commencement Date, if no Default or Event of Default shall have occurred and be continuing, Bank shall pay to Retailers an amount equal to the amount by which the sum of all amounts paid by Retailers under Section 6.05(b) during the immediately preceding year exceeds the Annual Loss Share. As used herein, "Annual Loss Share" shall mean zero ($0) unless the Annual Loss Rate is greater than .05 in which event, "Annual Loss Share" shall mean the product of Retailers' Annual Share and an amount equal to the sum of the Average Net Receivables calculated for each of the twelve (12) immediately preceding Billing Periods all divided by twelve (12) (the "Annual Average Net Receivables"). As used herein, "Retailers' Annual Share" shall mean the lesser of (i) the Annual Loss Rate less .05 and (ii) .03. As used herein, "Annual Loss Rate" means an amount equal to the amount of the Indebtedness for Accounts first becoming Defaulted Accounts during the twelve (12) immediately preceding Billing Periods less the Net Recoveries received during such period, all divided by the Annual Average Net Receivables for such period.

     SECTION 6.06 GRANT OF SECURITY INTEREST; PRECAUTIONARY FILING. The parties hereto agree that the transactions contemplated herein shall constitute a program for the extension of consumer credit and service to customers of the Retailers. Both (i) against the possibility that it is determined that Article 9 of the UCC applies or may apply to the transactions contemplated hereby, and (ii) to secure payment of and performance by Retailers of any and all indebtedness, liabilities or obligations, now existing on hereafter arising pursuant to this Agreement, including indebtedness, liabilities and obligations that may be deemed to exist in the event of the applicability of Article 9 of the UCC to, and any recharacterization of, any transactions contemplated hereby, each Retailer hereby grants to Bank a first priority continuing security interest in and to all of such Retailer's right, title and interest, if any, now owned or existing or hereafter acquired or arising in, to and under the following property (in each case, existing at any time, past, present or future) (collectively, the "Bank Property"): (A) all Accounts, Account Documentation and Indebtedness; (B) all deposits, credit balances and reserves on Bank's books (including without limitation, the Marketing Fund, the Promotion Reserve, the Liquidation Reserve and the Return Reserve) relative to any Accounts; (C) all Unpaid Returned Goods; and (D) all proceeds of the foregoing. The Retailers, jointly and severally, represent and warrant that no Retailer has, on or before the date of this Agreement, granted any Potentially Competing Security Interests or signed any Potentially Competing Financing Statements other than any security interests or financing statements that have lapsed or been terminated. Each Retailer agrees that it will not, on or after the date of this Agreement, grant any Potentially Competing Security Interest or sign any Potentially Competing Financing Statement unless the secured party thereunder first signs an intercreditor agreement with Bank subordinating such secured party's interest in any Unpaid Returned Goods and disclaiming such secured party's interest in the other Bank Property. Such intercreditor agreement shall be in form and substance acceptable to Bank. As used herein, "Potentially Competing Security Interest" means any security interest in favor of any person that attaches to any of the Bank Property or, in the case of any Bank Property other than Unpaid Returned Goods, that would attach to such property if, contrary to the intent of the parties hereto, the Retailers were determined to have any rights therein. As used herein, "Potentially Competing Financing Statement" mean any financing statement in favor of any person that covers any of the Bank Property or, in the case of any Bank Property other than Unpaid Returned Goods, that would cover any such property if, contrary to the intent of the parties hereto, the Retailers were determined to have any rights therein. Retailers agree to cooperate fully with Bank as Bank may reasonably request in order to give effect to the security interests granted by this Section 6.06, including, without limitation, the filing of UCC-l or comparable statements in order to perfect such security interests. Each Retailer agrees to provide Bank with not less than thirty (30) days prior written notice of any change in location of its executive offices or principal place of business or any change of its corporate name and, notwithstanding the foregoing, no such change shall be effected before such Retailer shall have supplied Bank with signed copies of all filings and actions as Bank may reasonably determine to be necessary or appropriate to preserve and maintain at all times the perfection and priority of the security interests granted or purported to be granted to Bank hereunder.

     SECTION 6.07 RETURNS OF MERCHANDISE. Each Retailer may settle or adjust any dispute or claim, grant any discount, credit, or allowance, or accept any return of Goods purchased under a Credit Card Agreement in the ordinary course of business. The Retailers shall notify Bank of all credits issued to Cardholders by any Retailer with respect to such Goods. Each such notification shall indicate the Account to which it relates and the amount of credit issued to the Cardholder. Except as otherwise provided in the Operating Procedures, such notification shall be given to

Bank within one (1) Business Day of the date on which such credit is given and, if consistent with this timing requirement, may be included in the next transmission of Charge Transaction Data. The amount of all such credits may, at Bank's option, be deducted from the daily settlement amounts paid under
Section 5.1 hereof. Bank may also elect to invoice Retailers for such credits. When any Retailer receives Unpaid Returned Goods, it holds such Goods on behalf of the Bank and subject to Bank's interest therein.

     SECTION 6.08 LIMITED GUARANTEE.

     (a) Each Retailer hereby unconditionally and irrevocably guarantees, as primary obligor and not as surety only, and promises to pay to Bank when due, any amounts due and payable to Bank by any other Retailer pursuant to this Agreement. This guarantee is a guarantee of payment when due and not of collection.

     (b) Each Retailer waives any subrogation or similar type right or claim it may have for any payment made pursuant to Section 6.08(a) and waives
(i) presentment, demand, protest, notice of protest, notice of dishonor and notice of nonpayment with respect to claims guaranteed by such guarantor pursuant to Section 6.08(a) and (ii) the right to require Bank to proceed against the party whose obligations are being guaranteed by such Retailer or to pursue any other remedy against such party.


                                    ARTICLE VII
                                     CHARGEBACK

     SECTION 7.01 BANK'S RIGHT TO CHARGEBACK. Bank shall have the right, at its option, to chargeback to any Retailer the Indebtedness of any Account if with respect to such Account or the underlying transaction:

     (a)       Any presentment warranty made by a Retailer pursuant to
Section 8.01 proves to have been false or inaccurate in any respect, as determined by Bank;

     (b) The Cardholder asserts any claim or defense against Bank as a result of any act or omission of any Retailer allegedly in violation of any applicable law, statute, ordinance, rule or regulation provided any such claim or defense constitutes a bona fide claim or defense presented by the Cardholder in good faith in the reasonable opinion of Bank, after inquiry to Retailers;

     (c) The Cardholder disputes the amount or existence of such Account or refuses to pay alleging dissatisfaction with Goods and/or Services received (other than dissatisfaction with Insurance or Value-Added Programs), a breach of any warranty, representation or covenant made by any Retailer in connection with the transaction, or an offset or counterclaim against Bank based on an act or omission of any Retailer, provided any such disputes constitute bona fide claims presented by Cardholders in good faith in the reasonable opinion of Bank, after inquiry to Retailers; and

     (d) In the case of Accounts arising from sales other than telemarketing sales, if Cardholder disputes an Account (other than a dispute relating to Insurance and Value-Added Programs) and Retailers cannot supply Bank with a copy of the Charge Slip and documents evidencing delivery within fifteen (15) days of Bank's written request and, in the case of Accounts arising from telemarketing sales, if Cardholder disputes an Account (other than a dispute relating to Insurance and Value-Added Programs) and Retailers cannot supply Bank with a copy of the written documentation made by Retailer at the time of such sale and evidencing such sale and documents evidencing delivery within fifteen (15) days of Bank's written request.

     SECTION 7.02 LIMITATION OF CHARGEBACK. In its reasonable discretion, Bank may compromise and settle any claim made by any Cardholder in respect of his Account or any Indebtedness. No such compromise or settlement will impair Bank's rights to charge back under Section 7.01 hereof PROVIDED that the amount Bank will be entitled to charge back to Retailers following any such compromise or settlement is limited to the amount of the Indebtedness on the Account being charged back after taking into account all amounts actually received by Bank from Cardholder in compromise or settlement thereof.

     SECTION 7.03 EXERCISE OF CHARGEBACK. If Bank exercises its right of chargeback in accordance with this Agreement, Bank may set-off amounts charged back against any sums due any Retailer under this Agreement or Bank may demand payment from any Retailer for all or any portion of the amount to be charged back. Any Account which is charged back to Retailers shall cease to be an "Account" for all purposes of this Agreement after Bank receives full payment from Retailers in respect thereof. If all or any portion of the face amount of any Charge Slip is charged back to Retailers hereunder, Bank shall simultaneously be deemed to have assigned to Retailers all right to payments for such Charge Slip or portion thereof. Any such assignment shall be without recourse, except that Bank shall be deemed to have represented and warranted that such right of payment is being assigned free and clear of any lien, encumbrance or claim of title arising by, through or under Bank.


                                    ARTICLE VIII
                        WARRANTIES AND COVENANTS OF RETAILER

     SECTION 8.01 PRESENTMENT WARRANTIES. Each Retailer represents and warrants to Bank with respect to each Account and each related Charge Slip and Charge Transaction Data (and the following shall be deemed restated, renewed and reaffirmed each time Bank receives Charge Transaction Data from any Retailer relative to an Account):

     (a) That except in the case of Insurance Programs and Value-Added Programs, each Charge Slip represents a bona fide sale by a Retailer of the Goods and/or Services described in such Charge Slip, that each Charge Slip has not been included in any Charge Transaction Date previously transmitted to Bank, and that Retailer has delivered all the Goods and fully performed all the Services listed on such Charge Slip;

     (b) That except in the case of telemarketing sales, each Credit Card Application and each Charge Slip have been signed and the signatures are similar to the signature of the Cardholder on the Credit Card or on another item of valid identification examined by Retailer;

     (c)       That each Charge Slip has not been materially altered;

     (d) That the transaction did not involve a cash advance or Goods or Services not listed on the Charge Slip and other than Insurance Programs and Value-Added Programs, only Goods and Services sold by a Retailer are the subject of the transaction;

     (e) That the transaction giving rise to the Charge Transaction Data was conducted by Retailer in accordance with the Operating Procedures;

     (f) That the Account number of the Cardholder has been accurately printed on each Charge Slip;

     (g) That no Retailer has received, directly or indirectly, and that each Retailer will refuse to accept, any reimbursement, payment or trade-in for the charges listed on such Charge Slip (other than from Bank) and that no Retailer has or will, either directly or indirectly, take or grant or purport to take or grant any right or security interest in such Charge Slip or any related Credit Slip (other than to the Bank);

     (h) That the transactions giving rise to the Charge Transaction Data were conducted by Retailers in compliance with all material laws and regulations applicable to the sales of Goods and/or Services by Retailers (except to the extent that such non-compliance was the result of Retailers use of Program Documents in the forms provided by Bank and in accordance with all Operating Procedures or the result of Bank's failure to comply with all material laws and regulations) and that the Charge Transaction Data is not invalid, illegible, inaccurate or incomplete;

     (i) That the balance in each such Account (except to the extent that such balance relates to Insurance and Value-Added Programs) is valid and enforceable against the Cardholder and that there is no fact, nor any claim or defense of a Cardholder (except to the extent that such claim or defense is based solely on the form of the Program Documents provided by Bank or is based solely on the failure of Bank to comply with its obligations under this Agreement or applicable law) that would impair the validity, enforceability, or collectibility of the obligation of the Cardholder evidenced by each Charge Slip;

     (j) That the Goods and/or Services (other than Insurance Programs and Value-Added Programs) were sold by Retailer in the ordinary course of business and that each such sale was made to a Cardholder for personal, family or household purposes; and

     (k) That Retailers have no knowledge (i) of the filing of any petition under any bankruptcy or insolvency laws by or against the Cardholder, (ii) of the death or incompetence of the Cardholder, and (iii) of the Cardholder's lack of a valid United States address.

     SECTION 8.02 ACCOUNT COVENANTS. Until the Final Liquidation Date, Retailers covenant to do the following with respect to each transaction involving an Account or the Program:

     (a) Retailers shall respond to, and cooperate with, Bank promptly in connection with the resolution of disputes with Cardholders;

     (b) Retailers shall maintain a policy for the exchange and return of Goods and adjustments for Services rendered or not rendered that is in accordance with all applicable laws and include credit for such return or adjustment in the Charge Transaction Data in accordance with the terms of this Agreement and the Operating Procedures in the event the return/exchange has been authorized in accordance with Retailers' policies;

     (c) Retailers shall not seek or obtain any special agreement or condition from, nor discriminate in any way against, Cardholders with respect to the terms of any transaction;

     (d) Retailers shall comply with all Retailers' warranties, if any, with respect to Goods and/or Services sold under an Account; and

     (e) Retailers shall do nothing to prevent an Account from being valid and enforceable against the Cardholder obligated for the payment and performance of such Account.

     SECTION 8.03 GENERAL REPRESENTATIONS AND WARRANTIES. To induce Bank to originate Accounts, each Retailer jointly and severally makes the following representations and warranties to Bank, each of which shall survive the execution and delivery of this Agreement, and each of which shall be deemed to be restated and remade on each date on which Bank originates any Account or extends any credit hereunder:

     (a) Each Retailer (i) is duly organized, validly existing, and in good standing under the laws of the State of Minnesota, (ii) is duly qualified and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business require such qualification and where the failure to so qualify could have a material adverse effect on the business, operations, prospects, property, or financial or other condition of such Retailer; (iii) has the requisite power and authority and the legal right to own and operate its properties, to lease the properties it operates under lease, and to conduct its business as now conducted and as it is contemplated to be conducted hereafter; (iv) has all necessary licenses, permits, consents, or approvals from or by, and has made all necessary notices to, all governmental authorities having jurisdiction, to the extent required for such current ownership and operations or for such further operations as are proposed to be conducted except where the failure to obtain such licenses, permits, consents, or approvals or the failure to give such notices would not have a material adverse effect on the business, operations, prospects, property, or financial or other condition of such Retailer; and (v) is in compliance with its organizational documents.

     (b) The execution, delivery, and performance of this Agreement and all instruments and documents to be delivered by each Retailer hereunder: (i) are within its corporate power; (ii) have been duly authorized by all necessary and proper corporate action; (iii) do not and will not contravene any provisions of its organizational documents; (iv) do not and will not violate any law or regulation or any order or decree of any court or governmental instrumentality; (v) do not and will not conflict with or result in the breach of, or constitute a default under any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which it is a party or by which it or any of its assets or property are bound; and (vi) do not require any filing or registration with or the consent or approval of any governmental body, agency, authority, or any other person which has not been made or obtained. This Agreement has been duly executed and delivered by each Retailer and constitutes a legal, valid, and binding obligation of such Retailer, enforceable against such Retailer in accordance with its terms.

     (c)       Each Retailer is Solvent.

     (d) No Retailer is in default with respect to any material contract, agreement, lease or other instrument to which it is a party nor has any Retailer received any notice of default under any material contract, agreement, lease or other instrument.

     (e) No contract, agreement, lease, or other instrument to which any Retailer is a party or by which any Retailer is bound, and no provision of any applicable law or governmental regulation, materially and adversely affects or may reasonably be expected to materially and adversely affect the business, operations, prospects, property, or financial or other condition of any Retailer.

     (f) All information furnished by the Retailers to Bank for purposes of or in connection with this Agreement or any information hereafter furnished by any Retailer to Bank, is and will be true and correct in all material respects and no such information omits to state a material fact necessary to make the information so furnished not misleading. There is no fact known to any Retailer which the Retailer has not disclosed to Bank which could materially and adversely affect the financial condition, business, operations, property, or prospects of any Retailer.

     (g)       No Event of Default or Default has occurred and is continuing.

     (h) The chief executive office and principal place of business of each Retailer is accurately set forth on Schedule 2 hereto. The correct legal name of each Retailer is set forth on Schedule 2 hereto. Such name, together with the other Retailer Names, are the only names under which such Retailer currently conducts or has heretofore conducted business.

     (i) There are no actions, suits or proceedings existing or pending before any court, arbitrator or governmental administrative body or agency, or, to the knowledge of any Retailer, threatened against any Retailer which could affect the validity or enforceability of any Account, could affect the validity or enforceability of this Agreement or which could have a material adverse effect on the ability of any Retailer to perform its obligations hereunder.

     (j) No Retailer has licensed the use of all or any portion of any Retailer Location for the sale of goods or services by any person other than a Retailer and no Retailer sells any goods or services which it has received on consignment from any person.

     SECTION 8.04 ADDITIONAL AFFIRMATIVE COVENANTS OF RETAILER. Until the Final Liquidation Date, unless Bank shall otherwise consent in writing, Retailers will:

     (a) For each Retailer which is subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (i) as soon as reasonably available and in any event within ninety (90) days after the close of its fiscal year, submit to Bank an audited annual report of such Retailer's annual earnings, including its audited consolidated balance sheets, income statements and statement of cash flows and changes in financial position and (ii) promptly after the filing thereof, submit to Bank copies of all proxy statements, and all reports on Forms 10-K, 10-Q, and 8-K filed with the Securities and Exchange Commission by such Retailer;

     (b) For each Retailer which is not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (i) as soon as reasonably available and in any event within ninety (90) days after the close of its fiscal year, submit to Bank an audited annual report of such Retailer's annual earnings, including its audited consolidated balance sheets, income statements and statement of cash flows and changes in financial position and (ii) as soon as reasonably available and in any event within forty-five (45) days after the close of each of its fiscal quarters, submit to Bank an unaudited quarterly report of such Retailer's earnings, including its consolidated balance sheets, income statements and statement of cash flows and changes in financial position, accompanied by the certification on behalf of such Retailer by such Retailer's chief financial officer that such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the consolidated financial position and the results of operations of such Retailer as of the end of such fiscal quarter;

     (c) Comply in all material respects with all laws applicable to Retailers, their respective businesses, and their respective properties including, without limitation, all laws relating to (i) descriptions of Goods and/or Services, pricing, charges, and related wording and content of the Program Documents where such wording or content is furnished by a Retailer,
(ii) Retailers' sales material or practices, including, but not limited to, the sales order forms, sales invoices, promotional and advertising materials and similar forms and/or (iii) actions or omissions (at the point-of-sale or otherwise) of a Retailer or it's employees, agents or representatives; provided that the foregoing shall not apply to any Retailer's use of a Program Documents where such document is in the form prepared and provided by Bank without additions, deletions or modifications and where such form is used in accordance with the requirements of the Operating Procedures.

     (d) Promptly upon receipt, deliver to Bank copies of any communications relating to an Account received from a Cardholder or from any governmental or regulatory authority.

     (e) Permit Bank, during normal business hours and upon reasonable notice, to visit the offices of each Retailer from time to time, and shall permit Bank from time to time to discuss the Program with Retailers and their respective officers, directors and employees and to examine the books and records of Retailers relating to the Program or to have the same examined by Bank's attorneys and/or accountants. In connection therewith, Retailers agree, subject to applicable privacy and other laws, to make data regarding the Program available to Bank and in connection therewith to permit Bank to make copies of such documentation.

     SECTION 8.05 ADDITIONAL NEGATIVE COVENANT OF RETAILERS. Until the expiration or termination of the Commitment Period, unless Bank shall otherwise consent in writing, Retailers will not advertise, promote, sponsor, solicit, permit solicitation of, or make available to customers of Retailers or otherwise provide at any Retailer Location any program for open-end or closed-end consumer accounts or any other credit program, credit facility, credit card program, charge program or debit or secured card program or facility which is similar in purpose or effect to this Program (whether open-end, closed-end, private label or third party), other than (i) credit provided in connection with the Program hereunder; (ii) credit provided by generally accepted multi-purpose credit or charge cards such as American Express, Mastercard, Visa and the Discover card or by any generally accepted multi-purpose debit or secured cards (provided that none of the cards referred to in this clause (ii) may be "co-branded", "sponsored" or "co-sponsored" with a Retailer and provided that no Retailer Name or any variation thereof may appear on such cards); (iii) credit provided under a Second Source Program during the Commitment Period to customers who have first applied and been rejected for credit under the Program established by this Agreement; (iv) credit provided on or before June 30, 1997 under the credit program maintained by Retailers as of the date of this Agreement with a third-party provider; and (v) credit for add-on sales provided on or before November 30, 1997 under the credit program maintained by Retailers as of the date of this Agreement with a third-party provider. As used herein, "Second Source Program" shall mean any credit program, credit facility, credit card program, charge program or debit or secured card program or facility which is similar in purpose or effect to this Program (whether open-end, closed-end, private label or third party) offered by a third-party or a Retailer where Bank was first offered the opportunity to provide such program on the same or substantially similar terms and conditions as such third-party is willing to provide.

                                     ARTICLE IX
                                 WARRANTIES OF BANK

     SECTION 9.01 REPRESENTATIONS AND WARRANTIES OF BANK. To induce Retailers to participate in the Program and to promote the extension of credit thereunder, Bank makes the following representations and warranties to Retailers, each of which shall survive the execution and delivery of this Agreement, and each of which shall be deemed to be restated and remade on each date on which Bank originates Accounts or extends credit hereunder:

     (a) Bank (i) is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia; (ii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage, and operate its properties, to lease the properties it operates under lease, and to conduct its business as now conducted and as it is contemplated to be conducted hereafter; and (iii) is in compliance with its articles of incorporation and bylaws.

     (b) The execution, delivery, and performance of this Agreement and all instruments and documents to be delivered by Bank hereunder: (i) are within Bank's corporate power; (ii) have been duly authorized by all necessary and proper corporate action; (iii) do not and will not contravene any provision of Bank's certificate of incorporation or bylaws; (iv) do not and will not violate any law or regulation or an order or decree of any court or governmental instrumentality to which Bank is subject; (v) do not and will not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which Bank is a party or by which Bank or any of its assets or property are bound; and (vi) do not require any filing or registration by Bank with or the consent or approval of any governmental body, agency, authority, or any other person which has not been made or obtained. This Agreement has been duly executed and delivered by Bank and constitutes the legal, valid, and binding obligation of Bank, enforceable against Bank in accordance with its terms.

     (c)       Bank is Solvent.


                                     ARTICLE X
                       EVENTS OF DEFAULT; RIGHTS AND REMEDIES

     SECTION 10.01 EVENTS OF DEFAULT. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

     (a) Any Retailer shall fail to pay Bank any amount when due and payable and the same shall remain unpaid for a period of fifteen (15) days after Bank shall have made written demand therefor.

     (b) Any Retailer shall fail or neglect to perform, keep, or observe any term, provision, condition, or covenant contained in this Agreement that is required to be performed, kept, or observed by it and such failure or neglect shall continue for a period of thirty (30) days after Bank shall have given written notice thereof.

     (c) Any representation, warranty or statement, made, delivered or deemed made by any Retailer or by any officer of a Retailer shall prove not to have been true and correct in any material respect as of the date when made, delivered or deemed made and the failure to be true and correct has a material adverse effect on any Retailer's ability to perform its obligations hereunder.

     (d) Any Retailer (i) shall no longer be Solvent; (ii) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally; (iii) shall make a general assignment for the benefit of its creditors; or (iv) any proceeding shall be instituted by or against it seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, and, in the case of any proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or (v) any Retailer shall take any corporate action to authorize any of the actions set forth above in this paragraph (d).

     (e) A default shall occur under any other agreement, document or instrument to which any Retailer is a party or by which any Retailer or any of its property is bound, and such default (i) involves the failure to make any payment (whether of principal, interest or otherwise) due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any indebtedness of any Retailer in an aggregate amount exceeding $2,000,000, or (ii) causes (or permits any holder of such indebtedness or a trustee to cause) such indebtedness or a portion thereof in an aggregate amount exceeding $2,000,000, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment.

     (f) Any of the following events (a "Change of Control") shall occur: (i) Any person or group of persons shall acquire beneficial ownership of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of Select Comfort Corporation entitled to vote generally in the election of directors; (ii) individuals who, as of the date hereof, constitute the Board of Directors of Select Comfort Corporation (the "Incumbent Board") shall cease to constitute at least a majority of such Board, PROVIDED that any individual becoming a director subsequent to the date hereof whose election or nomination for election by Select Comfort Corporation's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; (iii) the stockholders of Select Comfort Corporation shall approve a reorganization, merger or consolidation (each a "Reorganization"), in each case through which all or substantially all the persons who were the respective beneficial owners of the voting securities of Select Comfort Corporation immediately prior to such Reorganization do not beneficially own, following such Reorganization, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation, as a result of such Reorganization; (iv) all or substantially all the assets or property of any Retailer shall be sold or otherwise disposed of in one transaction or series of related transactions; (v) Select Comfort Corporation or another wholly-owned subsidiary thereof shall cease to own all of the outstanding legal and beneficial interests in each other Retailer (other than the capital stock of any such Retailer owned by its key management employees provided such management employees do not own in the aggregate more than ten percent (10%) of the capital stock of such Retailer); or (vi) any person other than Select Comfort Corporation shall have, directly or indirectly, the power to direct or cause the direction of the management or policies of any other Retailer, by contract or otherwise.

     (g) Final judgment or judgments for the payment of money shall be rendered against any Retailer and the same shall not be either (i) covered by insurance where the insurer has affirmatively and expressly accepted liability therefor (with reasonable deductibles, if any, having been paid by Retailers) or (ii) vacated, stayed, bonded, paid, or discharged prior to expiration of the applicable appeal period.

     (h) A material adverse change has occurred in the operations, financial condition, business or prospects of any Retailer which Bank has determined, in good faith and in its commercially reasonable judgment, has impaired or is reasonably likely to impair, the ongoing operation or continued viability of the Program.

     (i) Accounts, indebtedness, Charge Slips or proceeds thereof shall be (or shall purportedly be) (i) attached, seized, levied upon or subject to a writ by a creditor of any Retailer, or shall come within the possession of any receiver, trustee, custodian, or assignee for the benefit of creditors of any Retailer or (ii) subject to any lien or right of any third party directly or indirectly arising by, through or on account of any Retailer or any creditor thereof.

     SECTION 10.02 REMEDIES.

     (a) If any Event of Default shall have occurred and be continuing, all of the Retailers' payment obligations hereunder shall, in the Bank's sole discretion, be deemed immediately due and payable.

     (b) If any Event of Default shall have occurred and be continuing, Bank shall have the right to discontinue originating or offering Accounts, accepting Charge Slips, or otherwise extending credit, may declare the Commitment Period terminated and may exercise all such other rights and remedies as Bank may have under this Agreement and under all applicable laws.

                                     ARTICLE XI
                                  TERM/TERMINATION

     SECTION 11.01 COMMITMENT PERIOD. The Commitment Period shall continue until the fifth anniversary of the Program Commencement Date (the "Initial Term"). Unless a party shall provide written notice of non-extension to the other parties hereto at least six (6) months prior to the expiration of the initial Term (or, where applicable, the expiration of any extension term) the Commitment Period shall thereafter be extended automatically for successive 5-year periods. If any party does provide written notice of non-extension in a timely manner to all other parties hereto, the Commitment Period will expire at the end of the Initial Term or any extension term then in effect.

     SECTION 11.02 TERMINATION.  Notwithstanding anything in
Section 11.01 to the contrary, the Commitment Period shall terminate on the date provided below without need of any prior judicial declaration:

     (a) Retailers, acting collectively, shall have the right to terminate the Commitment Period upon thirty (30) days written notice if a Bank Termination Event shall occur and be continuing.

     (b) Bank shall have the right to terminate the Commitment Period upon thirty (30) days written notice if an Event of Default shall occur and be continuing.

     (c) Retailers, acting collectively, shall have the right, upon thirty (30) days prior written notice, to terminate the Commitment Period at any time after Bank makes an election pursuant to Section 2.02(b) (ii) hereof.

     (d) As provided in Section 13.02, Bank shall have the right to terminate the Commitment Period upon written notice if a Retailer Primary Divestiture shall occur.

     (e) As provided in Section 11.04, either Bank or Retailers, acting collectively, shall have the right to terminate the Commitment Period.

     (f) Bank shall have the right to terminate the Commitment Period upon written notice if all of the following have occurred: (i) usury rates for the State of Georgia change, laws regulating Bank's rate structure change, or federal or state laws, regulations or other authority preempt the exportation of Bank's rate structure; and (ii) Bank has sought to engage Retailers in a good faith renegotiation of the terms of this Agreement; and
(iii) the parties hereto have not agreed to modifications to the terms of this Agreement which the Bank reasonably believes necessary to prevent a material adverse effect on Bank (or on its ability to perform the transactions contemplated by this Agreement) resulting from the change in usury rates or other laws regulating Bank's rate structure or the exportation thereof; and (iv) either Bank is required to initiate changes to the Program to comply with applicable law or more than one hundred fifty (150) days have passed since the Bank first sought to engage Retailers in a good faith renegotiation of the terms of this Agreement. Bank shall give Retailers at least thirty (30) days prior notice of any termination under this Section 11.02(f) unless Bank is required to initiate changes to the Program to comply with applicable law before the expiration of such a thirty-day period.

     SECTION 11.03 PURCHASE OF ACCOUNTS BY RETAILERS UPON TERMINATION.

     (a) Subject to Section 14.08 hereof, Retailers, acting collectively, shall have the option, exercisable as provided below, to purchase or to arrange for the purchase of the portfolio of Accounts (other than Defaulted Accounts) (including the Cardholder List to the extent relating to such Accounts) upon the termination or expiration of the Commitment Period for a purchase price payable in immediately available funds and in an amount equal to the sum of (i) an amount equal to (A) in the case of an expiration or termination of the Commitment Period other than a termination pursuant to Section 11.02 (d) hereof, one hundred three percent (103%) of the then aggregate Indebtedness of all Accounts (other than Defaulted Accounts) or (B) in the case of a termination of the Commitment Period pursuant to Section 11.02(d) above, one hundred four percent (104%) of the then aggregate Indebtedness of all Accounts (other than Defaulted Accounts), and (ii) the product of (A) Eight Thousand Three Hundred and Thirty-three Dollars and Thirty-three Cents ($8,333.33) and (B) the number of months, if any, (rounded up to the next integer), remaining before the fifth anniversary of the Program Commencement Date PROVIDED, HOWEVER, that any amounts previously paid under Sections 13.02(c) (iv), 13.02(e) (ii), 13.03(c) (iv) or 13.03(d) (ii) hereof shall be credited against the purchase price which Retailers would otherwise be obligated to pay hereunder.

     (b) If the Commitment Period is expiring as a result of a notice of non-extension given by Bank or by Retailers under Section 11.01 hereof, Retailers, acting collectively, shall, if they determine to do so, exercise their option to purchase the Accounts and related Cardholder List as set forth in 11.03(a) by giving notice of such election not later than the ninetieth (90th) day following the Termination Notice Date. Retailers shall thereafter complete such purchase on the first Business Day after expiration of the Commitment Period.

     (c) If the Commitment Period is terminating as a result of a notice of termination given under Section 11.02 (other than a notice given in respect of a Retailer Primary Divestiture), Retailers, acting collectively, shall, if they determine to do so, exercise their option to purchase the Accounts and related Cardholder List as set forth in 11.03(a), by giving notice of such election not later than the forty-fifth (45th) day following the date on which the Commitment Period terminates, which notice shall specify a date for the purchase of such Accounts and Cardholder List which is not more than ninety (90) days after the date Retailers first give their notice exercising their option to purchase. Retailers shall thereafter complete such purchase on the date specified in the notice exercising their option to purchase.

     (d) If the Commitment Period is terminating as a result of a notice of termination given by Bank in respect of a Retailer Primary Divestiture, Retailers, acting collectively, shall, if they determine to do so, exercise their option to purchase the Accounts and related Cardholder List as set forth in 11.03(a), by giving notice of such election not later than the tenth (10th) day prior to the Primary Divestiture Date. Retailers shall thereafter complete such purchase on the Primary Divestiture Date.

     (e)       If Retailers, acting collectively:

               (i) fail to deliver a notice within the terms required by this Section 11.03; or

              (ii) fail to complete a purchase of the Accounts and related Cardholder List on the date designated for the closing of such purchase; or
             (iii) prior to completing a purchase of the Accounts and related Cardholder List, make available to customers of Retailers or otherwise provide at any Retailer

     Location any credit program, credit facility, credit card program, charge program or debit or secured card program or facility which is similar in purpose or effect to this Program (whether open-end, closed-end, private label or third party), other than (A) credit provided in connection with the Program hereunder, (B) credit provided by generally accepted multi-purpose credit or charge cards such as American Express, Mastercard, Visa and the Discover card or by any generally accepted multi-purpose debit or secured cards (provided that none of the cards referred to in this clause (B) may be "co-branded", "sponsored" or "co-sponsored" with a Retailer and provided that no Retailer Name or any variation thereof may appear on such cards) and (C) credit provided under a Second Source Program during the Commitment Period to customers who have first applied and been rejected for credit under the Program established by this Agreement;

then the option herein provided to purchase the Accounts and the related Cardholder List shall expire.

     SECTION 11.04 TERMINATION FOR FORCE MAJEURE.

     (a) The Commitment Period may be terminated by Retailers, acting collectively by written notice to the Bank, or by Bank by written notice to the Retailers without penalty after the passing of sixty (60) days following the notice by one party to the others that its performance hereunder is prevented or materially impeded, without the ability to cure, by one of the following force majeure events: acts of God, fire, explosion, accident, war, nuclear disaster, riot or material changes in applicable laws or regulations rendering it illegal or impossible for the notifying party to perform as contemplated in this Agreement. Such sixty (60) day period may be shortened upon written agreement executed by duly-authorized officers of each party or if required by applicable law or regulation. This Agreement may also be terminated by any party hereto on thirty (30) days' prior written notice to the other parties hereto if the performance of another party has been prevented by such a force majeure event for a period of at least sixty consecutive (60) days.

     (b) Any failure to perform caused by a force majeure event shall not be considered a breach of this Agreement during the period of such disability if the disabled party promptly advises the other parties in writing that it is unable to perform due to such a force majeure event, setting forth: (i) the nature of the event; (ii) its expected effect(s) and duration; (iii) any expected development which may further affect performance hereunder; and (iv) the efforts, if any, which will be made to cure such force majeure or provide substitute performance.

     SECTION 11.05 LIQUIDATION OF ACCOUNTS.

     (a) Except as is expressly provided to the contrary in this Agreement all of the terms, conditions and covenants of this Agreement shall continue in effect following the expiration or termination of the Commitment Period until the Final Liquidation Date. Upon the termination or expiration of the Commitment Period, Bank shall continue to own the Accounts unless and until Retailers shall have purchased such Accounts pursuant to Section 11.03 hereof. As is expressly provided elsewhere in this Agreement, and without limiting other express provisions of this

Agreement, following the expiration or termination of the Commitment Period, Bank shall have no further obligation to originate any Accounts or extend further credit and shall not be required to provide insert or message services in connection with any billings statements. In addition, from and after the Termination Notice Date, Bank shall have no further obligation to credit amounts to the Marketing Fund. Notwithstanding anything herein to the contrary, however, (i) all warranties, representations and indemnities contained herein and (ii) Retailers' and Bank's obligations under Section
14.13 shall survive the termination of the Agreement and the Final Liquidation Date.

     (b) Upon any termination or expiration of the Commitment Period, if Retailers, acting collectively, do not exercise their option to purchase or arrange for a purchase of all Accounts (other than Defaulted Accounts) from Bank, then:

           (i) Bank shall have the right, in addition to and retaining all other rights it may have under the terms of this Agreement or applicable law to:

                (A) liquidate the remaining Accounts in any lawful manner which may be expeditious or economically advantageous to Bank including the issuance of a replacement or substitute bank or industry credit card; and

                (B) use the Retailer Names in accordance with the provisions of this Agreement in communicating with existing Cardholders.

           (ii) Retailers expressly agree that in complying with their obligations to accept a replacement or substitute bank or industry credit card, Retailers will cooperate with Bank in order to effectuate any such liquidation or replacement or substitute card issuance in an orderly manner.

                                    ARTICLE XII
                                  INDEMNIFICATION

     SECTION 12.01 INDEMNIFICATION BY RETAILERS. Retailers agree to protect, indemnify, and hold harmless Bank, its Affiliates, and their respective employees, officers, and directors, from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys' fees and expenses), judgments, damages, claims, demands, offsets, defenses, counterclaims, actions, or proceedings ("Losses") by whomsoever asserted, including, without limitation: (i) the Cardholders or other persons responsible for the payment of Accounts; (ii) any person or persons who prosecute or defend any proceedings as representatives of or on behalf of a class or interest group; (iii) any governmental instrumentality; or (iv) any other third party, arising out of, connected with or resulting from:

      (a) any transaction, contract, understanding, promise, representation, or any other relationship, actual, asserted, or alleged, between a Retailer and any Cardholder relating to an Account;

      (b) any Goods and Services the purchase of which was financed by an Account (including, without limitation, sales thereof and any product liability or warranty claims with respect thereto);

      (c) any act, or any omission where there was a duty to act, by a Retailer or its employees, officers, directors, shareholders, agents, lessees, franchisees or independent contractors, relating to an Account or any item of Indebtedness;

      (d) any breach by a Retailer of any of the terms, covenants, or other provisions contained in this Agreement or any other instrument or document delivered by a Retailer to Bank in connection herewith;

      (e) any representation or warranty made by any Retailer in this Agreement or in any other instrument or document delivered by a Retailer to Bank which proves to have been untrue or incorrect in any material respect as of the date when made or deemed made hereunder;

      (f) the failure of a Retailer to comply in all material respects with any law, rule or regulation applicable to such Retailer; or

      (g) any advertisements, solicitations or other promotions of the Program including credit-based promotions by or at the direction of any Retailer. Excluded from the foregoing indemnity shall be any Losses to the extent the same (i) arise out of or result from any violation by Bank or any of its Affiliates of any law; (ii) arise out of or result from any violation by Bank of any term of this Agreement, any Credit Card Agreement or any agreement, understanding or promise between Bank and any Cardholder relating to such Cardholder's Account; or (iii) arise solely out of a Retailer's use of a Program Document (solely and only to the extent such document is in the form prepared and provided by Bank without additions, deletions or modifications) and in accordance with the requirements of the Operating Procedures.

     SECTION 12.02 INDEMNIFICATION BY BANK. Bank agrees to protect, indemnify, and hold harmless Retailers, their Affiliates, and their respective employees, officers, and directors, from and against any and all Losses by whomsoever asserted, including, but not limited to, (i) the Cardholders or other persons responsible for the payment of Accounts; (ii) any person or persons who prosecute or defend any proceedings as representatives of or on behalf of a class or interest group; (iii) any governmental instrumentality; or (iv) any other third party, arising out of, connected with or resulting from:

      (a) any breach by Bank of any of the terms, covenants, or other provisions contained in this Agreement;

      (b) any representation or warranty made by Bank in this Agreement which proves to have been untrue or incorrect in any material respect as of the date when made or deemed made hereunder;

      (c) any act (including any exercise of the power of attorney provided Bank pursuant to Section 14.12 hereof), or omission where there was a duty to act, by Bank or its employees, officers, directors, shareholders, agents, licensees or independent contractors relating to an Account or any item of Indebtedness; or

      (d) the failure of Bank (including any failure of Bank in the exercise of the power of attorney provided Bank pursuant to Section 14.12 hereof) or the failure of any Program Document to comply in all material respects with all applicable federal, state and local statutes, regulations, ordinances or administrative rulings, including, but not limited to, the Federal Truth in Lending Act and Regulation Z thereunder, the Federal Equal Credit Opportunity Act and Regulation B thereunder, and the Federal Fair Credit Reporting Act, PROVIDED that Bank shall have no liability for Losses resulting from any act or omission by any Retailer or by any other person acting at the direction of or on behalf of a Retailer not taken or omitted at the direction of Bank or pursuant to the requirements of the Operating Procedures including without limitation Losses resulting from (i) descriptions of Goods and/or Services, pricing, charges, and related wording and content of the Program Documents where such wording or content is furnished by a Retailer, (ii) Retailers' sales material or practices, including, but not limited to, the sales order forms, sales invoices, promotional and advertising materials and similar forms and/or (iii) actions or omissions (at the point-of-sale or otherwise) of a Retailer's employees, agents or sales representatives including unauthorized changes or omissions in Program Documents provided by Bank.

Excluded from the foregoing indemnity shall be any Losses to the extent the same arise out of or result from (i) any violation by a Retailer or its Affiliates of any law except where such violation is caused solely by a Retailer's use of a Program Document where such document is in the form prepared and provided by Bank without additions, deletions or modifications and where such form is used in accordance with the requirements of the Operating Procedures; (ii) any violation by a Retailer of any term of this Agreement, any Credit Card Agreement or any agreement, understanding or promise between such Retailer and any Cardholder relating to such Cardholder's Account; or (iii) any exercise by Bank of the power of attorney granted pursuant to Bank pursuant to Section 14.12 where such power is exercised to perform an obligation of one or more Retailers hereunder or under applicable law which such Retailers failed to perform.

     SECTION 12.03 PAYMENT OF INDEMNIFIED AMOUNTS. After any final judgment or award shall have been rendered by a court, arbitration board, or administrative agency of competent jurisdiction and the time for an appeal of such judgment or award has expired without an appeal being taken by any party, or after any settlement agreed to by the parties shall have been consummated, the party seeking indemnification shall forward to the other party notice of any sums due and owing by such other party with respect to such matter and such party shall be required to pay all of the sums so owing to the party seeking indemnification within thirty (30) days after the date of such notice unless otherwise mutually agreed to in writing by the parties.

     SECTION 12.04 NOTICE. Each party shall promptly notify the other party of any claim, demand, suit or threat of suit of which that party becomes aware (except with respect to a threat of suit any party might institute against another party hereto) which may give rise to a right of indemnification pursuant to this Agreement. The indemnifying party will be entitled to participate in the settlement or defense thereof and, if the indemnifying party elects, to take over and control the settlement or defense thereof with counsel satisfactory to the indemnified party. In any case, the indemnifying party and the indemnified party shall cooperate (at no cost to the indemnified party) in the settlement or defense of any such claim, demand, suit or proceeding.

                                    ARTICLE XIII
                                  OTHER AGREEMENTS

     SECTION 13.01 RETAILER ACQUISITIONS; NEW RETAILER SUBSIDIARIES.

     (a) In the event that any Retailer or any of its Affiliates, directly or indirectly, acquires (i) all or substantially all of the assets of a New Retailer, (ii) more than 50% of the outstanding voting securities of a New Retailer or (iii) the power to direct or cause the direction of any New Retailer's management or policies, whether through the ownership of securities, control of its board of directors, contract or otherwise, then, Retailers shall engage in good faith discussions with Bank regarding the possibility of adding such New Retailer as a "Retailer" hereunder or of Bank's providing a private label credit card program to such New Retailer on additional or different terms and conditions. If the parties are unable to mutually agree on terms and conditions pursuant to which Bank will provide a private label credit card program to the New Retailer, Retailers agree that they will not enter into any such program with any other person unless they shall have first offered Bank the opportunity to provide such program to the New Retailer on the same or substantially similar terms and conditions as such other person would be willing to provide. Notwithstanding anything herein to the contrary, however, Retailers' obligations under this Section 13.01(a) shall be subject to the terms and conditions of any private label credit card program to which a New Retailer is party as of the date it is acquired by a Retailer, it being agreed that Retailers shall use their best efforts to terminate any such program as soon as possible after any such acquisition if Bank is willing to provide a comparable program on the same or substantially similar terms.

     (b) Subject to Section 13.01(a), in the event that any direct or indirect subsidiary of Retailer that is not a party to this Agreement on the date hereof (whether such subsidiary is now existing or hereafter created), shall be engaged in the ownership or operation of a retail store or the sale of Goods and/or Services through retail stores, mail orders or otherwise, Retailers shall cause such subsidiary to execute and deliver to Bank instruments satisfactory to Bank pursuant to which such subsidiary shall agree to join the Program and be bound by the terms and conditions of this Agreement. Upon the execution and delivery of such documents, such subsidiary shall be an additional "Retailer" for all purposes of this Agreement.

     SECTION 13.02 RETAILER PRIMARY DIVESTITURES.

     (a) Retailers shall deliver written notice to Bank not later than forty-five (45) days prior to the consummation of any Retailer Primary Divestiture (the date of such consummation being referred to as the "Primary Divestiture Date"). Such notice (the "Primary Divestiture

Notice") shall set forth in reasonable detail the circumstances of the impending Retailer Primary Divestiture (including, without limitation, the identity of all acquirors).

     (b) Bank shall deliver written notice to Retailers not later than thirty
(30) days after receipt from Retailers of the Primary Divestiture Notice, which notice shall either (i) state that Bank shall, simultaneously with the consummation of the Retailer Primary Divestiture, require Retailers to cause the acquiror(s) to enter into an agreement on the same terms as this Agreement (with such changes to non-financial terms as may be necessary to reflect changes in facts) pursuant to which the acquiror(s) will assume all of Retailer's obligations under this Agreement with respect to the Primary Divestiture Stores unless Retailers elect to exercise the option provided in Section 13.02(c) (ii) hereof or (ii) include a notice of termination of the Commitment Period pursuant to Section 11.02(a) (iv) or (iii) include a notice of termination of the Commitment Period with respect to the Accounts and Indebtedness of the Primary Divestiture Stores (a "Partial Termination Notice"). As used herein, "Primary Divestiture Stores" shall mean, in the case of a Retailer Primary Divestiture resulting from the sale of Retailer Locations, the Retailer Locations being sold, or in the case of a Retailer Primary Divestiture resulting from the sale of all or substantially all of the assets, or fifty percent (50%) or more of the outstanding voting securities, of any Retailer, the Retailer Locations at which such Retailer makes or has made sales of Goods and Services.

     (c) If Bank's notice states that Bank intends to require Retailers to cause the acquiror(s) to assume all of Retailers' obligations under this Agreement with respect to the Primary Divestiture Stores, Retailers shall not consummate the Retailer Primary Divestiture unless either (i) all documents and agreements reasonably required by Bank to effect such assumption have been executed and delivered by the applicable parties or (ii) all Accounts (other than Defaulted Accounts) and Indebtedness owned by Bank as of the Primary Divestiture Date relating to the Primary Divestiture Stores are simultaneously purchased by Retailers or their assignee. The purchase price to be paid to Bank by Retailers (or such assignee) shall be payable in immediately available funds and in an amount equal to the sum of (iii) one hundred four percent (104%) of the then aggregate Indebtedness of all such Accounts, and (iv) the product of
(A) Eight Thousand Three Hundred and Thirty-three Dollars and Thirty-three Cents ($8,333.33); (B) the number of months, if any, (rounded up to the next integer) remaining before the fifth anniversary of the Program Commencement Date; and (C) a fraction, the numerator of which is the sum of the aggregate Indebtedness for all Accounts relating to the Primary Divestiture Stores for each day during the immediately preceding Billing Period and the denominator of which is the sum of the aggregate Indebtedness for all Accounts for each day during the immediately preceding Billing Period.

     (d) If Bank's notice includes a notice of termination of the Commitment Period, Retailers shall have the option to purchase the Accounts (other than Defaulted Accounts) together with the related Cardholder List and Indebtedness as provided in Section 11.03.

     (e) If Bank's notice includes a Partial Termination Notice, Retailers shall not consummate the Retailer Primary Divestiture unless all Accounts (other than Defaulted Accounts) and Indebtedness owned by Bank as of the Primary Divestiture Date relating to the

Primary Divestiture Stores are simultaneously purchased by Retailers or their assignee. The purchase price to be paid to Bank by Retailers (or such assignee) for such Accounts and Indebtedness shall be payable in immediately available funds and in an amount equal to the sum of (i) one hundred four percent (104%) of the then aggregate Indebtedness of all such Accounts, and
(ii) the product of (A) Eight Thousand Three Hundred and Thirty-three Dollars and Thirty-three Cents ($8,333.33); (B) the number of months, if any, rounded up to the next integer, remaining before the fifth anniversary of the Program Commencement Date; and (C) a fraction, the numerator of which is the sum of the aggregate indebtedness for all Accounts relating to the Primary Divestiture Stores for each day during the immediately preceding Billing Period divided by the number of days in such period and the denominator of which is the Average Net Receivables for the immediately preceding Billing Period.

     SECTION 13.03 RETAILER SECONDARY DIVESTITURES.

     (a) Retailers shall deliver written notice to Bank not later than forty-five (45) days prior to the consummation of any Retailer Secondary Divestiture (the date of such consummation being referred to as the "Secondary Divestiture Date"). Such notice (the "Secondary Divestiture Notice") shall set forth in reasonable detail the circumstances of the impending Retailer Secondary Divestiture (including, without limitation, the identity of all acquiror(s).

     (b) Bank shall deliver written notice to Retailers not later than thirty
(30) days after receipt from Retailers of the Secondary Divestiture Notice, which notice shall either (i) state that Bank shall, simultaneously with the consummation of the Retailer Secondary Divestiture, require Retailers to cause the acquiror(s) to enter into an agreement on the same terms as this Agreement (with such changes to non-financial terms as may be necessary to reflect changes in facts) pursuant to which the acquiror(s) will assume all of Retailers' obligations under this Agreement with respect to the Retailer Locations that are the subject of the Retailer Secondary Divestiture (the "Secondary Divestiture Stores") unless Retailers elect to exercise the option provided in Section 13.03(c) (ii) hereof, or (ii) include a notice of termination of the Commitment Period with respect to the Accounts and Indebtedness of the Secondary Divestiture Stores (a "Partial Termination Notice").

     (c) If Bank's notice states that Bank intends to require Retailers to cause the acquiror(s) to assume all of Retailer's obligations under this Agreement with respect to the Secondary Divestiture Stores, Retailers shall not consummate the Retailer Secondary Divestiture unless either (i) all documents and agreements reasonably required by Bank to effect such assumption have been executed and delivered by the applicable parties or (ii) all Accounts (other than Defaulted Accounts) and Indebtedness owned by Bank as of the Secondary Divestiture Date relating to the Secondary Divestiture Stores are simultaneously purchased by Retailers or their assignee. The purchase price to be paid to Bank by Retailers (or such assignee) shall be payable in immediately available funds and in an amount equal to the sum of (iii) one hundred four percent (104%) of the then aggregate Indebtedness of all such Accounts, and (iv) the product of
(A) Eight Thousand Three Hundred and Thirty-three Dollars and Thirty-three Cents ($8,333.33); (B) the number of months, if any, (rounded up to the next integer) remaining before the fifth anniversary of the Program Commencement Date; and (C) a fraction, the numerator of which is the sum of the aggregate Indebtedness for all Accounts relating to the Secondary Divestiture Stores for each day during the immediately preceding Billing Period and the denominator of which is the sum of the aggregate Indebtedness for all Accounts for each day during the immediately preceding Billing Period.

     (d) If Bank's notice includes a Partial Termination Notice, Retailers shall not consummate the Retailer Secondary Divestiture unless all Accounts (other than Defaulted Accounts) and Indebtedness owned by Bank as of the Secondary Divestiture Date relating to the Secondary Divestiture Stores are simultaneously purchased by Retailers or their assignee. The purchase price to be paid to Bank by Retailers (or such assignee) shall be payable in immediately available funds and in an amount equal to the sum of (i) one hundred four percent (104%) of the then aggregate Indebtedness of all such Accounts, and (ii) the product of (A) Eight Thousand Three Hundred and Thirty-three Dollars and Thirty-three Cents ($8,333.33); (B) the number of months, if any, rounded up to the next integer, remaining before the fifth anniversary of the Program Commencement Date; and (C) a fraction, the numerator of which is the sum of the aggregate Indebtedness for all Accounts relating to the Secondary Divestiture Stores for each day during the immediately preceding Billing Period divided by the number of days in such period and the denominator of which is the Average Net Receivables for the immediately preceding Billing Period.

     SECTION 13.04 OTHER PROGRAMS. If during the term of this Agreement, any Retailer desires to make arrangements for the provision by any person of either
(i) any private label commercial or business credit program or facility for use at Retailer Locations or (ii) any private label credit program or facility for use outside of the United States, then Retailers shall engage in good faith discussions with Bank regarding the possibility of Bank providing either or both of such programs. If the parties are unable to mutually agree on terms and conditions pursuant to which Bank will provide one or both such programs, Retailers agree that they will not enter into any such programs with any other person unless they shall have first offered Bank the opportunity to provide such program(s) on the same or substantially similar terms and conditions as such other person would be willing to provide.


                                    ARTICLE XIV
                                   MISCELLANEOUS

     SECTION 14.01 ASSIGNABILITY. Neither Bank nor any Retailer may assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld; except that Bank may, without such prior written consent (i) assign all or part of its rights and obligations under this Agreement to an Affiliate; (ii) engage third parties to perform services pursuant to this Agreement; and (iii) securitize all or any portion of the Accounts or any related rights under this Agreement or sell participation interests therein.

     SECTION 14.02 AMENDMENT. This Agreement may not be amended except by written instrument signed by the parties hereto.

     SECTION 14.03 NON-WAIVER. No delay by any party hereto in exercising any of its rights hereunder, or in the partial or single exercise of such rights, shall operate as a waiver of that or any other right. The exercise of one or more of any party's rights hereunder shall not be a waiver of, nor preclude the exercise of, any other rights or remedies available to such party under this Agreement or in law or equity.

     SECTION 14.04 SEVERABILITY. If any provision of this Agreement is held to be invalid, void or unenforceable, all other provisions shall remain valid and be enforced and construed as if such invalid provision were never a part of this Agreement.

     SECTION 14.05 GOVERNING LAW. This Agreement and all rights and obligations hereunder, including, but not limited to, matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the state of Georgia without regard to internal principles of conflict of laws.

     SECTION 14.06 CAPTIONS. Captions of the Sections of this Agreement are for convenient reference only and are not intended as a summary of such Sections and do not affect, limit, modify or construe the contents thereof.

     SECTION 14.07 USE OF RETAILER NAMES AND MARKS. Subject to the provisions of this Agreement, Retailers hereby grant Bank a non-exclusive license to create, develop, market and administer the Program and to use the names set forth on Schedule 3 hereto, the related marks, tradestyles, trademarks, service marks, logos or similar proprietary designations and such additional names, marks, tradestyles, logos and other designations as may be adopted by Retailers from time to time (collectively, the "Retailer Names") , in the creation, development, marketing and administration of the Program PROVIDED, HOWEVER, that with respect to the initial Program Documents and the initial other Account Documentation prepared by Bank, Bank may not use the Retailer Names without the prior consent of Retailers which consent will not be unreasonably withheld. If from time to time prior to the Final Liquidation Date, Retailers should change their names, marks, tradestyles, trademarks, service marks, logos or similar proprietary designations, Retailers agree to promptly inform Bank thereof and Bank and Retailers shall cooperate to make the appropriate changes and additions to the Program Documents and other Account Documentation in a timely and cost efficient manner. This license shall extend to all aspects of Bank's operation and administration of the Program and the discharge of its obligations under the Agreement, including but not limited to its use in connection with Cardholder services; adverse action letters; billing statements and inquiries; credit card applications, agreements, mailers, and card carriers; and matters incidental to collection and recovery.

     SECTION 14.08 SECURITIZATION/PARTICIPATION. Any rights to purchase the Accounts which Retailers may have hereunder shall be subject to Bank's right to securitize or participate the Accounts and Indebtedness. Purchase rights shall be available to Retailers only with respect to Accounts and Indebtedness owned by Bank at the time Retailers elect to exercise their option to purchase pursuant to Section 11.03 hereof.

     SECTION 14.09 FURTHER ASSURANCES. Each party hereto agrees to execute all such further documents and instruments and to do all such further things as any other party may reasonably request in order to give effect to and to consummate the transactions contemplated hereby.

     SECTION 14.10 ENTIRE AGREEMENT. This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior understandings and agreements whether written or oral.

     SECTION 14.11 NOTICES. All notice, demands and other communications provided for in this Agreement shall be in writing or (unless otherwise specified) by telex or telephonic facsimile transmission and shall be sent by certified mail or nationally-recognized overnight courier, or delivered to the other party at the address set forth opposite its name on Schedule 4 hereof, or at such other address as shall be designated by such party in a written notice given to all other parties in accordance with the terms of this Section 14.11. All such notices and communications if duly given or made, when sent by certified mail, shall be effective three (3) Business Days after deposit in the mails, when sent by overnight courier, shall be effective one (1) Business Day after delivery to such overnight courier, and otherwise shall be effective upon receipt.

     SECTION 14.12 POWER OF ATTORNEY. Retailers authorize and empower Bank and grant to Bank a power of attorney (i) to sign and endorse any Retailer's name on checks, drafts, money orders or other forms of payment in respect of Accounts;
(ii) to do all the things reasonably necessary to carry out or enforce the Accounts; (iii) to sign any Retailer's name on any notices to any Cardholder in connection with the collection of Accounts; (iv) to send requests for verification of any Account to Cardholders; (v) to sue Cardholders for the collection of Accounts in the name of Bank or any Retailer; (vi) to do any and all things Bank determines may be necessary or appropriate to carry out or enforce the obligations of Cardholders under Credit Card Agreements; and (vii) to take any action which any Retailer is obligated to take hereunder if Retailers fail to take such action, including without limitation, the execution of Uniform Commercial Code financing statements. The limited power of attorney conferred hereby is deemed a power coupled with an interest and shall be irrevocable.

     SECTION 14.13 CONFIDENTIAL INFORMATION.

     (a) All proprietary and non-public material and information supplied by any Retailer to Bank or vice versa heretofore or hereafter, or supplied to any Retailer or Bank by Cardholders or applicants for Credit Cards, including, without limitation, (i) the pricing and other financial terms of this Agreement,
(ii) information concerning the parties' marketing plans, objectives, financial results and employee compensation and benefits, and (iii) the Cardholder List, is confidential and proprietary ("Confidential Information"). Notwithstanding the foregoing, however, Confidential Information shall not include any information which (i) at the time of disclosure by one party hereto or thereafter is generally available or known to the public (other than as a result of an unauthorized disclosure by another party hereto); (ii) was available to one party on a non-confidential basis from a source other than another party (provided that such source, to the best of such party's knowledge, was not obligated to another party to keep such information confidential); or (iii) was in one party's possession prior to disclosure by another party to it.

     (b) Confidential Information shall be used by each party solely in the performance of its obligations or the exercise of its rights pursuant to this Agreement. Each party shall receive Confidential Information in confidence and not disclose Confidential Information to any third party, except (i) as may be necessary to perform its obligations or exercise its rights pursuant to this Agreement or to effect a securitization or participation, (ii) as may be agreed upon in writing by the other parties, or (iii) as otherwise required by law or judicial or administrative process. Each party will use its best efforts to ensure that its officers, employees, and agents take such action as shall be necessary or advisable to preserve and protect the confidentiality of Confidential Information. Upon written request or upon the termination of this Agreement, each party shall destroy or return to the other party all Confidential Information in its possession or control, subject to each party's respective document retention policies with respect to information required to be maintained by regulatory authorities and subject to the Bank's rights to retain information and documents necessary to administer and operate the Program.

     SECTION 14.14 NO PARTNERSHIP. Nothing contained in this Agreement shall be construed to constitute Bank and any Retailer (or Parent) as partners, joint venturers, principal and agent, or employer and employee.

     SECTION 14.15 THIRD PARTIES. Bank shall have the right to engage third parties to perform services pursuant to this Agreement. Notwithstanding the foregoing, this Agreement is not for the benefit of any third party and shall not be deemed to give any right or remedy to any such third party.

     SECTION 14.16 INTERPRETATION. As each of the parties have contributed to the drafting of the language of this Agreement, it is agreed and understood that in any interpretation of this Agreement, the language utilized will be construed equally as and between the parties without regard to which party provided the language of any particular provision.

     SECTION 14.17 MEETINGS OF PARTIES. From time to time, upon the request of any party hereto, the parties agree to meet and confer in good faith regarding any aspect of the Program including, without limitation, any proposed changes in operating procedures, reserve requirements, and Promotion Reserve Holdbacks. Except as expressly provided elsewhere in this Agreement, however, no party hereto shall be required to take any action, refrain from taking any action or make any changes to the Program except as is acceptable to such party in its sole discretion and except as expressly provided elsewhere in this Agreement, no party's refusal to take such action, to refrain from taking such action or to making any proposed change shall be subject to challenge by any other party hereto.

     SECTION 14.18 JOINT AND SEVERAL OBLIGATIONS. Each obligation of a Retailer hereunder shall be a joint and several obligation of all Retailers. For all purposes of this Agreement, notice given to or demand made upon any Retailer shall be deemed to be notice given to or demand made upon all Retailers. Retailers covenant for the benefit of Bank to enter into such agreements and to make such other arrangements as may be necessary to ensure that each Retailer receives copies of all such notices or demands from the other Retailers hereunder. Whenever this Agreement requires that payments be made to any Retailer, Bank may make such payments directly to any Retailer, which Retailer shall receive such payment in trust for itself and all other Retailers entitled to all or any portion thereof. Bank shall have no obligation to ensure and no liability for the correct application of any payments made by it among the different Retailers.

     SECTION 14.19 MULTIPLE COUNTERPARTS. This Agreement may be executed in any number of multiple counterparts, all of which shall constitute but one and the same original.

     IN WITNESS WHEREOF, Bank and Retailers have caused this Agreement to be executed by their respective officers thereunto duly authorized as the date first above written.

                              SELECT COMFORT CORPORATION


                              By   /s/  Tom Erickson
                                -------------------------------------
                                   Its  Vice President and Controller
                                      -------------------------------

                              SELECT COMFORT RETAIL CORPORATION


                              By   /s/  Tom Erickson
                                -------------------------------------
                                   Its  Vice President & Controller
                                      -------------------------------

                              SELECT COMFORT DIRECT CORPORATION


                              By   /s/  Tom Erickson
                                -------------------------------------
                                   Its  Vice President & Controller
                                      -------------------------------

                              SELECT COMFORT SC CORPORATION


                              By   /s/  Tom Erickson
                                -------------------------------------
                                   Its  Vice President & Controller
                                      -------------------------------

                              MONOGRAM CREDIT CARD BANK OF GEORGIA


                              By   /s/  Richard A. Hayes
                                -------------------------------------
                                   Its  Vice Chairman
                                      -------------------------------

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



          FIRST AMENDMENT TO CONSUMER CREDIT CARD PROGRAM AGREEMENT


     THIS FIRST AMENDMENT TO CONSUMER CREDIT CARD PROGRAM AGREEMENT ("Amendment") is made as of the 18th day of November, 1997, by and among Monogram Credit Card Bank of Georgia, a Georgia banking corporation with its principal place of business at 7840 Roswell Road, Building 100, Suite 210, Atlanta, Georgia 30350 (together with its successors, assigns and transferees, the "Bank") and Select Comfort Corporation, Select Comfort Retail Corporation, Select Comfort Direct Corporation, and Select Comfort SC Corporation, each a Minnesota corporation and each having its principal place of business at 6105 Trenton Lane North, Minneapolis, Minnesota 55442 (jointly and severally, the "Retailers").

                                  R E C I T A L S

     A. Retailers and Bank are parties to that certain Consumer Credit Program Agreement dated as of May 22, 1997 (the "Program Agreement") pursuant to which Bank has agreed to extend credit to qualified customers of Retailers for the purchase of certain goods and services.

     B. Pursuant to the terms of the Program Agreement, Retailers and Bank have agreed to share losses incurred by Bank on accounts originated by Bank under the Program Agreement based upon an agreed loss sharing formula. The parties hereto now desire to amend the loss sharing formula and to provide additional reserves in support thereof in order to induce Bank to make adjustments to the credit standards applied in evaluating applications for new accounts and requests for credit thereunder.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

                                     AGREEMENT

     1.   AMENDMENT TO PROGRAM AGREEMENT.

          a. AMENDMENT TO DEFINITIONS. The definition of "Liquidation Reserve Factor" in Section 1.01 of the Program Agreement is hereby deleted and the following substituted in its stead:

          "Liquidation Reserve Factor" means .045.

          b. AMENDMENT TO SECTION 5.01(b). Section 5.01(b) of the Program Agreement is hereby amended as follows:

               (i) Subclause (iv) is hereby deleted and the following substituted in its stead:

                         (iv) an amount equal to the sum of (A)
                         the product of (1) the In-Store Sale
                         Factor and (2) the total amount
                         (including any applicable sales and use

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


                         tax and shipping charges) of the
                         Purchases on Accounts identified in such Charge Transaction Data other than Purchases made in respect of telemarketing, mail order or catalog sales ("In-Store Purchases") and (B) the product of (1) the Direct Sale Factor and (2) the total amount (including any applicable sales and use tax and shipping charges) of the Purchases on Accounts identified in such Charge Transaction Data which were Purchases made in respect of telemarketing, mail order or catalog sales ("Direct Purchases").

               (ii) The following two sentences shall be added to the end of
                    Section 5.01(b):

                         As used herein "Direct Sale Factor" and
                         "In-Store Sale Factor" shall mean .06
                         and .03, respectively.  Retailers agree
                         not to submit Charge Transaction Data to Bank under this Agreement if the weighted average for any Billing Period of the Direct Sale Factor and the In-Store Sale Factor (based upon the sales volumes for Direct Purchases and In-Store Purchases for such Billing Period, respectively) would exceed .0465.



          c. AMENDMENT TO SECTION 6.03(b). Section 6.03(b) of the Program Agreement is hereby deleted and the following substituted in its stead:

          (b) As provided in Section 5.01, in connection with each Purchase, Bank shall deduct from amounts otherwise payable to Retailers in respect thereof, an amount equal to the sum of (i) the product of (A) the In-Store Sale Factor and (B) the total amount (including any applicable sales and use tax and shipping charges) of the In-Store Purchases on Accounts identified in such Charge Transaction Data and
          (ii) the product of (A) the Direct Sale Factor and (B) the total amount (including any applicable sales and use tax and shipping charges) of the Direct Purchases on Accounts identified in such Charge Transaction Data. Such amounts shall be credited to the Liquidation Reserve.

          d. AMENDMENT TO SECTION 6.05(b). Section 6.05(b) of the Program Agreement is hereby amended by deleting the reference to ".00250" and substituting a reference to ".00375" in its stead.


          e. AMENDMENT TO SECTION 6.05(c). Section 6.05(c) of the Program Agreement is hereby amended by deleting the reference to ".03" and substituting a reference to ".045" in its stead.

     2. CONDITIONS TO EFFECTIVENESS. Notwithstanding anything contained herein to the contrary, this Amendment shall not become effective until each of the following conditions is fully and simultaneously satisfied on or prior to November 21, 1997:

          a. CORPORATE AUTHORITY. Bank shall have received in form and substance reasonably satisfactory to it such evidence of Retailers' corporate authority to execute, deliver and perform the Program Agreement as amended hereby as Bank shall request.

          b. REPRESENTATIONS TRUE; NO DEFAULT. The representations and warranties of Retailers in Section 8.03 of the Program Agreement shall be true on and as of the effective date of this Amendment with the same force and effect as if made on and as of such date. No Event of Default or Default (as such terms are defined in the Program Agreement) shall have occurred and be continuing or will occur as a result of the execution of this Amendment.

     3. NO FURTHER AMENDMENT. Except as expressly modified by this Amendment, the Program Agreement shall remain unmodified and in full force and effect and the parties hereby reaffirm and ratify their respective obligations thereunder.

     4.   MISCELLANEOUS.

          a. ENTIRE AGREEMENT; ETC. This Amendment comprises the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, representations or commitments.

          b. GOVERNING LAW. This Amendment and the rights and obligations of the parties hereto shall be construed and interpreted in accordance with the laws of the State of Georgia.

          c. COUNTERPARTS. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.

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

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers or agents thereunder duly authorized as of the date first above written.


                              SELECT COMFORT CORPORATION


                              By  /s/  D. J. McAthie
                                -----------------------------------------------
                                   Its    Executive Vice President, CFO and CEO
                                      -----------------------------------------

                              SELECT COMFORT RETAIL CORPORATION


                              By  /s/  Thomas Erickson
                                -----------------------------------------------
                                   Its    VP - Finance
                                      -----------------------------------------

                              SELECT COMFORT DIRECT CORPORATION


                              By  /s/  Charles Dorsey
                                -----------------------------------------------
                                   Its   President
                                      -----------------------------------------

                              SELECT COMFORT SC CORPORATION


                              By   /s/  D. J. McAthie
                                -----------------------------------------------
                                   Its    Executive Vice President, CFO and CEO
                                      -----------------------------------------

                              MONOGRAM CREDIT CARD BANK OF GEORGIA


                              By   /s/  Richard A. Hayes
                                -----------------------------------------------
                                   Its    Vice Chairman
                                      -----------------------------------------

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